EXHIBIT 10.1

CREDIT AGREEMENT

dated as of March 26, 2026 among

PINNACLE GAS SERVICES LLC,

as Borrower,

WELLS FARGO BANK, N.A.,

as Administrative Agent,

and

The Lenders Party Hereto

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Closing Certificate
Exhibit E-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; Not Partnerships)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; Not Partnerships)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; Partnerships)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; Partnerships)
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of Commitment Increase Agreement
Exhibit G-2	Form of Additional Lender Agreement
Exhibit H	Form of Compliance Certificate

Schedule 1.01(a)	Specified Material Contracts
Schedule 7.14	Subsidiaries
Schedule 7.15	Capitalization and Organizational Information of Loan Parties
Schedule 7.18	Hedging Agreements
Schedule 7.222	Material Contracts
Schedule 7.27	Labor Matters
Schedule 7.28	Interstate Pipelines
Schedule 8.20	Post-Closing Covenants
Schedule 9.13	Existing Affiliate Transactions

THIS CREDIT AGREEMENT dated as of March 26, 2026, is among: Pinnacle Gas Services LLC, a Delaware limited liability company (the “Borrower”); each of the Lenders from time to time party hereto; and Wells Fargo Bank, N.A. (in its individual capacity, “Wells Fargo”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders (as defined below).

R E C I T A L S

A.
The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
B.
The Lenders and the Issuing Bank have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
C.
In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent “control” (within the meaning of sections 8-106, 9-104 or 9-106, as applicable, of the Uniform Commercial Code in effect in the applicable jurisdiction) over any Deposit Account, Securities Account or Commodity Account maintained by any Loan Party, in each case, among the Administrative Agent, the applicable Loan Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodity Account is maintained.

“Additional Commitments” has the meaning assigned to such term in Section 2.06(d)(i).

“Additional Lender” has the meaning assigned to such term in Section 2.06(d)(i).

“Additional Lender Agreement” has the meaning assigned to such term in Section 2.06(d)(ii)(F).

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK

Financial Institution.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” and “Agent Parties” have the meanings assigned to such terms in

Section 12.01(d)(ii).

“Agents” means, collectively, the Administrative Agent, the Arranger and any syndication, documentation, or other agent appointed from time to time in connection with this Agreement; and “Agent” means any one of the Administrative Agent, the Arranger and such other agents, as the context requires.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Term SOFR for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, clause (c) of this definition shall not be applicable during any period in which the Term SOFR is unavailable or unascertainable. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Annualized EBITDA” means, for the purposes of calculating the Consolidated Interest Coverage Ratio and the Consolidated Net Leverage Ratio for each Rolling Period ending on or prior to December 31, 2026, the sum of (a) (i) Unadjusted Consolidated EBITDA for such Rolling Period (without giving effect to any cure amount received by the Borrower pursuant to Section 9.01(b) during such Rolling Period) multiplied by (ii) the factor for such Rolling Period set forth in the table below, plus (b) the amount of any Material Project EBITDA Adjustments (in accordance with and subject to the limitations with respect thereto set forth in the definition of “Consolidated EBITDA”), plus (c) the amount of any Equity Cure Amount:

Rolling Period Ending	Factor
June 30, 2026	4
September 30, 2026	2

Rolling Period Ending	Factor
December 31, 2026	4/3

“Anti-Corruption Laws” means all laws, rules, and regulations of the United States of America that are applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.23.

“Applicable Margin” means, for any day, with respect to any ABR Loan or SOFR Loan, or with respect to the Commitment Fee Rate, as the case may be, the applicable rate per annum set forth in the grid below based upon the Consolidated Net Leverage Ratio then in effect determined as provided below in this definition:

Level	Consolidated Net Leverage Ratio	SOFR Loans	ABR Loans	Commitment Fee Rate
I	Greater than or equal to 3.50 to 1.00	3.500%	2.500%	0.500%
II	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	3.250%	2.250%	0.500%
III	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	3.000%	2.000%	0.375%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.750%	1.750%	0.375%
V	Less than 2.00 to 1.00	2.500%	1.500%	0.375%

For purposes of this definition, the Consolidated Net Leverage Ratio shall be calculated quarterly, as of the last day of each fiscal quarter of the Borrower. Each change in the Applicable Margin resulting from a change in the Consolidated Net Leverage Ratio shall become effective on and after the date on which financial statements and a compliance certificate are delivered to the Lenders pursuant to Sections 8.01(a), (b), and (d), as applicable, and shall remain in effect until the next change to be effected pursuant to this paragraph provided, however, that if at any time the Borrower fails to deliver any such financial statements and a compliance certificate required by Section 8.01(a), (b), and (d) or the Pinnacle Redemption Compliance Certificate, as applicable, then, for the period commencing on the date of such Default and ending on the date on which such Default is cured, the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Net Leverage Ratio is at level “I” in the grid set forth above; provided, further, that for the period commencing on the Effective Date and continuing until, but excluding, the date on which financial statements and a compliance certificate are delivered pursuant to Section 8.01(a) and (d) in respect of the fiscal quarter of the Borrower ending June 30, 2026 (such period, the

“Initial Period”), the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Net Leverage Ratio is at level “V” in the grid set forth above; provided that if the Pinnacle Redemption Effective Date occurs during the Initial Period, the Applicable Margin shall be determined based upon the Initial Period Consolidated Net Leverage Ratio as set forth in the Pinnacle Redemption Compliance Certificate with any resulting change in the Applicable Margin based on such Initial Period Consolidated Net Leverage Ratio to become effective on the first Business Day following the Pinnacle Redemption Effective Date. In the event that any such financial statement or compliance certificate delivered pursuant to Section 8.01(a), (b), and (d) or the Pinnacle Redemption Compliance Certificate, as applicable, is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate or Pinnacle Redemption Compliance Certificate, as applicable, for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate or Pinnacle Redemption Compliance Certificate, as applicable, and (c) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01. The preceding sentence is in addition to rights of the Administrative Agent and Lenders with respect to Sections 3.02(c) and 10.02 and other of their respective rights under this Agreement.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment; provided that in the case of Section 4.04 when a Defaulting Lender shall exist, the “Applicable Percentage” of any Lender other than a Defaulting Lender means the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the “Applicable Percentage” shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person, if such Person or its credit support provider with respect to its Hedging Agreements has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(a) or (b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Cash” means, as of any date of determination, (a) an amount equal to Unadjusted Consolidated EBITDA for the most recently completed Rolling Period for which financial statements have been delivered by the Borrower pursuant to Section 8.01(a) or Section 8.01(b), as applicable, beginning with the Rolling Period ending June 30, 2026, minus the sum, without duplication, of the following amounts actually paid in cash by the Borrower or its Consolidated Subsidiaries during such Rolling Period: (i) interest expense, (ii) Taxes (including Permitted Tax Distributions), (iii) Capital Expenditures for maintenance and operations, minus (b) the aggregate amount of (i) Restricted Payments (including distributions paid in respect of the Pinnacle Preferred Equity Interests) made during such Rolling Period (other than Restricted Payments permitted under Section 9.04(a), Section 9.04(b) and Section 9.04(c)) and (ii) Investments made in reliance on Section 9.05(m), in each case of clauses (b)(i) and (b)(ii) during the three most recently completed Available Cash Usage Periods (or, in the case of any date of determination before November 29, 2026, during the number of then-completed Available Cash Usage Periods) and the then current Available Cash Usage Period. For the avoidance of doubt, Unadjusted Consolidated EBITDA shall not be annualized for purposes of determining Available Cash.

“Available Cash Usage Period” means, as of any date of determination, the period commencing on the most recent date that is exactly sixty (60) days after the end of a fiscal quarter and ending on (but not including) the next date that is exactly sixty (60) days after the end of a fiscal quarter. The first Available Cash Usage Period hereunder commences August 30, 2026.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(c)(iv).

“Average Daily Volumes” means, with respect to any period of determination, the rolling average of the total daily volumes (measured by Mcf) of natural gas that are serviced by the Pinnacle System pursuant to enforceable contracts.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and

(b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)
in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)
in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);
(b)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(c)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bethel Gas Plant” means that certain natural gas processing plant located in Robertson

County, Texas and owned and operated by PGT.

“Board” means the Board of Governors of the Federal Reserve System of the United States

or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this

Agreement.

“Borrower Materials” means materials and/or information provided by or on behalf of the Borrower under the Loan Documents.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with

Section 2.03.

“Building” has the meaning assigned to such term in the applicable Flood Insurance

Regulation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to remain closed.

“Capital Expenditure” and “Capital Expenditures” mean, individually or collectively with respect to any Person, any and all expenditures and costs that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, recorded as capital leases or financing leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that for purposes of this Agreement and the other Loan Documents, the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with Section 1.04.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank, as collateral for obligations of Loan Parties in respect of Letters of Credit or obligations of Lenders to acquire participations in Letters of Credit, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case, maturing within one year from the date of acquisition thereof;
(b)
investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;
(c)
investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)
fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)
money market funds or similar funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any other Relevant Party.

“Change in Control” means the occurrence of any of the following: Comstock, shall

(a) cease to beneficially own and Control, directly or indirectly, Equity Interests in the Borrower representing more than 50% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests in the Borrower, (b) lose the ability to directly or indirectly appoint at least a majority of the members of the board of managers of the Borrower, or (c) otherwise lose the ability to Control the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means any and all Property of the Loan Parties or any other Person, in each case in or on which a Lien has been granted under one or more Security Instruments to secure the Secured Obligations, but excluding any Excluded Assets.

“Commercial Operation Date” has the meaning assigned to such term in clause (b)(i) of the definition of the term “Consolidated EBITDA”.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder during the Availability Period, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(a) or (b). The initial amount of each Lender’s Commitment is set forth on Annex I, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the Additional Lender Agreement pursuant to which any Additional Lender shall have provided any Additional Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $150,000,000.

“Commitment Fee Rate” means, at any time, the applicable per annum rate set forth in the grid contained in the definition of the term “Applicable Margin” under the heading “Commitment Fee Rate”, as determined in accordance with such definition; provided, that for the period commencing on the Effective Date and continuing until, but excluding, the date on which financial statements and a compliance certificate are delivered pursuant to Sections 8.01(b) and (d) in respect of the fiscal quarter of the Borrower ending June 30, 2026, the “Commitment Fee Rate” means the rate per annum set forth on the grid when the Consolidated Net Leverage Ratio is at level “V” in the grid set forth in the definition of “Applicable Margin”.

“Commitment Increase Agreement” has the meaning assigned to such term in Section 2.06(d)(ii)(E).

“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended from time to time, any successor statute, and any rule, regulation, or order of the Commodities Futures Trading Commission or any successor Governmental Authority, and any application or official interpretation of any thereof.

“Communication” means any Loan Document and any document, amendment, approval, consent, information, notice, certificate, report, statement, disclosure, certification or authorization related to any Loan Document.

“Comstock” means Comstock Resources, Inc., a Nevada corporation.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.02 and other technical, administrative or operational matters) that the Administrative Agent reasonably determines may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably determines is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, for any Rolling Period, the sum, without duplication, of:

(a)
Unadjusted Consolidated EBITDA for such Rolling Period; plus
(b)
at the Borrower’s option with respect to any calculation of Consolidated EBITDA for any Rolling Period, any “Material Project EBITDA Adjustments” as provided below, which adjustments under clause (i) and (ii) below shall be made in a manner, and subject to documentation, approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed). As used herein, “Material Project” means any Project of any Relevant Party, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, $5,000,000. As used herein, “Material Project EBITDA Adjustments” means, with respect to each Material Project:
(i)
prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the Rolling Period ending on the last day of the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the relevant date of determination) of an amount to be approved by the Administrative Agent as the incremental projected Unadjusted Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based upon incremental projected revenues from (i) enforceable minimum revenue contracts or minimum volume commitments, in either case, reasonably acceptable to the Administrative Agent or (ii) other contracts acceptable to the Administrative Agent in its sole discretion and, in the case of either of the foregoing clauses (i) and (ii), entered into between one or more Relevant Parties, on the one hand, and third-party customers (or, if approved by the Administrative Agent and on arms’ length terms, Affiliates), on the other, and with creditworthiness and applicable projected production of such customers, capital and other costs, operating and administrative expenses, the scheduled Commercial Operation Date, commodity price assumptions and other factors reasonably, in each case, deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to Unadjusted Consolidated EBITDA for the Rolling Period ending on the last day of the fiscal quarter in which construction or expansion of such Material Project commences and for each Rolling Period thereafter until the Commercial Operation Date of such Material Project (including the Rolling Period ending on the last day of the fiscal quarter in which such Commercial Operation Date occurs, but net of any Unadjusted Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided, that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Rolling Periods ending after the scheduled Commercial Operation Date to (but excluding) the Rolling Period ending on the last day of the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (A) 90 days or less, 0%, (B) longer than 90 days, but not more than 180 days, 25%, (C) longer than 180 days but not more than 270 days, 50%, (D) longer than 270 days but not more than 365 days, 75%, and (E) longer than 365 days, 100%; and

(ii)
beginning with the Rolling Period ending on the last day of the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Rolling Periods, an amount approved by the Administrative Agent as the projected Unadjusted Consolidated EBITDA (determined in the same manner set forth in clause (i) above) attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to Unadjusted Consolidated EBITDA for such Rolling Periods.

Notwithstanding the foregoing:

(1)
no Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless:
(x)
at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the Rolling Period for which the Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Consolidated EBITDA (the “Initial MPA Period”), the Borrower shall have delivered to the Administrative Agent written pro forma projections of Unadjusted Consolidated EBITDA attributable to such Material Project EBITDA Adjustments; and
(y)
prior to the last day of the Initial MPA Period, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such pro forma projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent;
(2)
the aggregate amount of all Material Project EBITDA Adjustments during any Rolling Period shall not exceed 20% of Unadjusted Consolidated EBITDA for such Rolling Period;
(3)
any deemed increase in EBITDA pursuant to Section 9.01(b) shall be applied after giving effect to the foregoing calculations; and
(4)
for purposes of calculating Annualized EBITDA, Material Project EBITDA Adjustments shall be added to Unadjusted Consolidated EBITDA after the annualization thereof (i.e., Material Project EBITDA Adjustments shall not be annualized).

“Consolidated Interest Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA (or in the case of the Rolling Periods ending on June 30, 2026, September 30, 2026 and December 31, 2026, Annualized EBITDA) for the Rolling Period ended on or prior to such date for which financial statements were delivered or required to be delivered pursuant to Section 8.01(a) or (b), as applicable, divided by (b) the Consolidated Interest Expense for such Rolling Period.

“Consolidated Interest Expense” means, for any period (determined without duplication), the aggregate interest expense, net of any aggregate interest income, of the Borrower and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, including:

(a) amortization of debt discount, (b) capitalized interest, and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense.

“Consolidated Net Income” means, with respect to the Borrower and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Restricted Subsidiaries; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except (i) the Borrower’s equity in the net income of any such Person shall be included in Consolidated Net Income to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Restricted Subsidiary, as the case may be (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b)) and (ii) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (b) the net income (but not loss) during such period of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Restricted Subsidiary is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument or applicable law applicable to such Restricted Subsidiary or is otherwise restricted or prohibited, in each case, determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary; (d) any extraordinary or unusual gains or losses during such period; (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets (including as a result of ASC Topic 410 (formerly FAS 143)),

(f)
non-cash gains or losses or charges in respect of Hedging Transactions or other interest rate agreements, currency agreements or commodity agreements (including those resulting from the application of ASC Topic 815 (formerly FAS 133), but shall expressly include any cash charges or payments in respect of the termination of any Hedging Transaction) and (g) any writedowns or impairments of non-current assets (including any ceiling limitation writedowns). For the purposes of calculating Consolidated Net Income for any Reference Period in connection with any determination of the financial ratio contained in Section 9.01(a), if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition or designated a Subsidiary as Unrestricted Subsidiary or a Restricted Subsidiary, Consolidated Net Income for such Rolling Period shall be calculated on a Pro Forma Basis.

“Consolidated Net Indebtedness” means, at any time, (a) Consolidated Total Indebtedness at such time, minus (b) the amount of Unrestricted Cash of the Loan Parties at such time maintained in a Deposit Account that is subject to an Account Control Agreement in favor of the Administrative Agent, provided that the amount subtracted pursuant to the foregoing clause (b) at any time of determination shall not exceed $10,000,000.

“Consolidated Net Leverage Ratio” means, at any date and time, the ratio of

(a)
Consolidated Net Indebtedness at such time, divided by (b) Consolidated EBITDA (or in the case of the Rolling Periods ending on March 31, 2026, June 30, 2026 and September 30, 2026, Annualized EBITDA) for the Rolling Period most recently ended on or prior to such date for which financial statements were delivered or required to be delivered pursuant to Section 8.01(a) or (b), as applicable; provided that any reference to the Consolidated Net Leverage Ratio for purposes of any determination thereof during the Initial Period shall be deemed to refer to the Initial Period Consolidated Net Leverage Ratio.

“Consolidated Subsidiaries” means, individually or collectively as the context requires, each Subsidiary of the Borrower (whether now existing or hereafter created or acquired), the financial statements of which are (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP, but excluding any Unrestricted Subsidiary.

“Consolidated Total Indebtedness” means, at any date, without duplication (after consolidation of any intercompany obligations solely among the Borrower and its Consolidated Subsidiaries and after giving pro forma effect to any Borrowings made on such date), all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, excluding Indebtedness of the type described in clauses (i) (other than drawn and unreimbursed amounts with respect thereto), (k), or (l) of the definition of “Indebtedness”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning assigned to such term in Section 12.20.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deeds” has the meaning assigned to such term in Section 7.16(d).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default. “Default Delivery Date” has the meaning assigned to such term in Section 9.01(b)(i). “Default Test Period” has the meaning assigned to such term in Section 9.01(b)(i).

“Defaulting Lender” means, subject to Section 4.04(b), any Lender, as determined by the Administrative Agent, that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or fund any portion of its participations in Letters of Credit, or (ii) pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect,

(c) has failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent or the Borrower, as the case may be, that it will comply with its prospective funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower, as the case may be), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or Property, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its Property or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.04(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, and each Lender.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Disposition” with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or other Property, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Division” means, with respect to the Borrower and its Subsidiaries, that any such Person

(a)
divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any applicable jurisdiction.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United

States or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority,

(b)
any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland,

Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Energy Policy Act” means the Energy Policy Act of 1992, Pub. L. No. 102-486, 106 Stat. 2776 (codified as amended in scattered sections of 15, 16, 25, 20, 42 U.S.C.), and any successor thereto.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to pollution or protection of the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended (to the extent relating to exposure to Hazardous Materials), the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the

Hazardous Materials Transportation Law, as amended, and other similar or equivalent Governmental Requirements enacted by any Governmental Authority.

“Environmental Permit” means any permit, registration, license, notice, approval (including approval of any spill or response plan), consent, exemption, variance or other authorization required pursuant to applicable Environmental Laws.

“Equity Cure Amount” means, with respect to any Default Test Period, the minimum amount that Consolidated EBITDA for the applicable Default Test Period must be increased by in order for the Borrower to be in pro forma compliance with Section 9.01(a)(i) and/or Section 9.01(a)(ii), as applicable, as of the last day of such Default Test Period.

“Equity Cure Contribution” means any direct or indirect Investment in the Borrower pursuant to Section 9.01(b) (and designated in writing at or about the time made as being an Equity Cure Contribution) in cash in the form of a capital contribution to the Borrower’s common equity or the purchase of common Equity Interests issued by the Borrower (or other Equity Interests issued by the Borrower and reasonably acceptable to the Administrative Agent, but not Disqualified Equity Interests).

“Equity Cure Contribution Date” has the meaning assigned to such term in Section 9.01(b).

“Equity Cure Notice” has the meaning assigned to such term in Section 9.01(b)(i).

“Equity Cure Right” has the meaning assigned to such term in Section 9.01(b).

“Equity Interest” and “Equity Interests” mean, individually or collectively as the context requires, any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (including any equity participation) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with the Borrower or any other Loan Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (and subsection (m) or (o) of section 414 of the Code for purposes of provisions relating to section 412 of the Code and section 302 of ERISA).

“ERISA Event” means (a) the occurrence with respect to a Plan of a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice period is waived, under applicable regulations or otherwise), (b) the withdrawal of the Borrower, a Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt by a Loan Party or any ERISA Affiliate of a notice of withdrawal liability pursuant to section 4202 of ERISA with respect to a Plan, or (f) any other event or condition that would reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Erroneous Payment” has the meaning assigned thereto in Section 11.10(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlords’, operators’, vendors’, carriers’, warehousemen’s, bailees’, repairmen’s, mechanics’, suppliers’, workers’, materialmens’, construction or other like Liens that either arise by operation of law in the ordinary course of business or are incident to the development, construction, operation and maintenance of Properties, each of which does not secure Indebtedness for borrowed money and is in respect of obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens arising solely by virtue of customary deposit account agreements with the creditor depositary institution or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any Subsidiary to provide collateral to the depository institution (other than for the payment of administrative fees and expenses incurred in the ordinary course of business in connection with the maintenance of such deposit account) or any other Person (other than the Secured Parties pursuant to the Security Instruments or otherwise to secure the Secured Obligations); (e) customary and immaterial title defects and irregularities, zoning and land use requirements or restrictions, zoning laws, ordinances or municipal zoning regulations, rights and interests of owners or lessees of a mineral estate to use of the related surface estate, and other easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions, protrusions or reservations in Property of the Borrower or any Subsidiary that, in each case, do not secure Indebtedness for borrowed money and that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or such Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure (i) performance of tenders, surety bonds, appeal bonds, custom bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature, in each case, incurred in the ordinary course of business and (ii) reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to such Person to the extent that the amount of such pledged cash or securities is reasonable and customary with respect to such insurance and such insurance is being maintained in accordance with Section 8.07; (g) (i) any interest or title of a lessor or sub-lessor under any lease entered into by the Borrower or a Subsidiary as lessee covering only the assets so leased and (ii) with respect to the Borrower’s or any Subsidiary’s Rights of Way and leases of real Property, Liens securing Indebtedness of the owner(s) or master tenant(s) of the underlying real Property that is non-recourse with respect to the Borrower and its Subsidiaries; provided that the foreclosure of any such Liens would not extinguish or terminate such Rights of Way and leases of real Property; provided that in the case of (i) and (ii), such Liens do not secure Indebtedness for borrowed money of the Borrower or any Subsidiary and do not encumber Property of the Borrower or any Subsidiary other than the Property that is the subject of such leases and items located thereon; (h) Liens, titles and interests of licensors of software and other intangible Property licensed by such licensors to the Borrower or any Subsidiary, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Subsidiary’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness for borrowed money of the Borrower or any Subsidiary and do not encumber Property of the Borrower or any Subsidiary other than the Property that is the subject of such licenses; (i) judgment and attachment Liens not giving rise to an Event of Default; (j) contractual Liens arising in the ordinary course of business under contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, operating agreements, marketing agreements, processing agreements, development agreements, transportation agreements and other agreements that, in each case, are usual and customary in the midstream energy business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that such Liens referred to in this clause (j) do not secure Indebtedness for borrowed money and do not, individually or in the aggregate, materially impair the use of the Property covered by such Liens for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (k) purported Liens evidenced by filing of UCC financing statements relating solely to operating leases that do not create security interests or relating solely to consignment or bailee arrangements, in each case entered into in the ordinary course of business; (l) Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property; (m) customary commercial and industrial land use limitations imposed under Environmental Law; and (n) Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary; provided that if an action to enforce any Lien described in clauses (a) through (d) or in clause (j) has been commenced and is not being contested in good faith by appropriate action and has not been adequately reserved for in accordance with GAAP, such Lien will not be an “Excepted Lien”. The term “Excepted Liens” shall not include any Lien securing Indebtedness for borrowed money.

“Excluded Accounts” means depository accounts that are used solely for one or more of the following purposes: (a) making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (b) paying Taxes, including sales taxes,

(c)
as escrow accounts or as fiduciary or trust accounts or for the benefit of Persons other than the Borrower or its Restricted Subsidiaries, (d) zero balance accounts in which no overnight balance is maintained or (e) any other Deposit Account so long as the balance in such Deposit Account does not, individually, exceed $250,000 at any time and the aggregate balance of all Deposit Accounts excluded pursuant to this clause (e) does not exceed $750,000 at any time; provided that in no event shall any of the principal operating, revenue or collection accounts of the Loan Parties constitute an Excluded Account.

“Excluded Assets” has the meaning given such term in the Guaranty and Collateral Agreement; provided, however, that Excluded Assets shall not include any Proceeds (as defined in the Uniform Commercial Code), substitutions or replacements of any Excluded Assets (except to the extent that such Proceeds (as defined in the Uniform Commercial Code), substitutions or replacements independently constitute Excluded Assets).

“Excluded Hedging Obligations” means, in respect of any Loan Party or any other Person guaranteeing or granting a security interest in any Collateral to secure any obligations in respect of any Hedging Agreement, individually determined on a Person by Person basis, any obligations in respect of any Hedging Agreement if, and solely to the extent that, all or a portion of the guarantee of such Person of, or the grant by such Person of a security interest to secure, such obligations in respect of any Hedging Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act) at the time such guarantee or grant of a security interest becomes effective with respect to such obligations in respect of any Hedging Agreement.

“Excluded Property” means (a) any Properties expressly excluded from the coverage of any Security Instrument by the terms thereof (including, for the avoidance of doubt, Excluded Assets), (b) any Properties subject to Liens permitted by Section 9.03(c) to the extent that making such Properties subject to Liens under Security Instruments would violate the terms of the documents governing such Liens permitted by Section 9.03(c), (c) all owned or leased real Property that does not constitute Material Real Property, (d) Excluded Accounts, (e) any Building or Manufactured (Mobile) Home owned by any Loan Party and (f) any other Property as to which the Administrative Agent determines in its sole discretion that the cost or difficulty of obtaining a perfected security interest in or Lien on such Property is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits Taxes, in each case (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section

5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f) or Section 5.03(h) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor sections that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation the foregoing, and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any successor thereto.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real Property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain engagement letter dated as of February 5, 2026, by and among the Borrower, the Administrative Agent and Wells Fargo Securities, LLC.

“FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security that administers the National Flood Insurance Program, or any of its successors.

“FERC” means the Federal Energy Regulatory Commission or any of its successors. “Financial Officer” means, for any Person, a Person having the responsibility of a chief executive officer, president, financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 7.04(a).

“Flood Insurance” means, for any owned real Property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets or exceeds the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and, in each case, any regulations promulgated thereunder.

“Floor” means a rate per annum equal to 0.00%.

“Foreign Lender” means any Lender that is not a “United States person” as defined in section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than Letters of Credit as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, subject to the terms and conditions set forth in Section 1.04.

“Gathering Systems” means any pipeline gathering, transportation, distribution or storage systems for Hydrocarbons that are owned or leased from time to time by any Relevant Party and used in the business of such Relevant Party.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including

(i) the National Association of Insurance Commissioners and (ii) any supranational bodies, such as the European Union or the European Central Bank).

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other legally binding directive or requirement, whether now or hereafter in effect, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” and “Guarantors” mean, collectively or individually as the context requires,

(a) the Borrower (solely with respect to Secured Obligations of the other Loan Parties for which such Loan Parties are primary obligors), (b) any Subsidiaries listed on Schedule 7.14, excluding any Unrestricted Subsidiaries, and (c) each other Subsidiary that guarantees the Secured Obligations pursuant to Section 8.14(a). For the avoidance of doubt, no Parent Pledgor under the Parent Pledge Agreement (in its capacity as such) shall be deemed to be a Guarantor or a Loan Party and shall have no obligations under any Loan Document other than those expressly set forth in the Parent Pledge Agreement.

“Guaranty and Collateral Agreement” means the agreement, dated as of the Effective Date, executed by the Borrower and the Guarantors, pursuant to which (a) the Borrower and such Guarantors grant security interests in certain “Collateral” (as defined therein) to the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations and (b) each Guarantor unconditionally guaranties, on a joint and several basis, payment of the Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” means any substance regulated or as to which liability may be imposed under any applicable Environmental Law due to hazardous, dangerous, toxic, or deleterious properties or characteristics including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, or infectious or medical wastes.

“Hedging Agreement” means any agreement or confirmation with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions in each case, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedging Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

“Hedging Transaction” means any trade or other transaction entered into by a Person under a Hedging Agreement.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on its Loans or on other Secured Obligations under laws applicable to such Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not more than ninety (90) days past due or are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (it being understood that, for purposes of this Agreement, the amount of Indebtedness in this clause (f) that is contractually non-recourse with respect to the Relevant Parties shall be deemed to be an amount equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness or (ii) the fair market value of the Property of the Relevant Parties securing such Indebtedness), (g) all Guarantees by such Person of Indebtedness of others to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss, (h) all Capital Lease Obligations of such Person and all obligations of such Person under Synthetic Leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) Disqualified Equity Interests, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations, contingent or otherwise, of such Person under Hedging Agreements after giving effect to any legally enforceable netting obligations, and (m) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness of others. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the preceding, “Indebtedness” of a Person shall not include any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in any amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Initial MPA Period” has the meaning assigned to such term in clause (1)(x) of the definition of the term “Consolidated EBITDA”.

“Initial Period” has the meaning assigned to such term in the definition of “Applicable Margin”.

“Initial Period Consolidated Net Leverage Ratio” means, with respect to any calculation of the Consolidated Net Leverage Ratio at any time during the Initial Period, the ratio of Consolidated Net Indebtedness at such time, divided by (b) the sum of (i) Unadjusted Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on the later of (x) September 30, 2025 and (y) last day of the fiscal quarter or fiscal year most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 8.01(a) or (b), as applicable, plus (ii) any then applicable Material Project EBITDA Adjustments determined consistent with, and subject to the limitations set forth in, the definition of “Consolidated EBITDA”.

“Interest Coverage Default” has the meaning assigned to such term in Section 9.01(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any SOFR Loan, the last day of the

Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Borrowing Request or Interest Election Request and subject to availability; provided that:

(a)
the Interest Period shall commence on the date of advance or continuation of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)
if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)
any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)
no Interest Period shall extend beyond the Maturity Date;
(e)
there shall be no more than ten Interest Periods in effect at any time; and
(f)
no tenor that has been removed from this definition pursuant to Section 3.03(c)(iv) shall be available for specification in any Borrowing Request or Interest Election Request.

“Interstate Commerce Act” means the Interstate Commerce Act of 1887, as amended. “Interstate Pipelines” has the meaning assigned to such term in Section 7.28.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect deposit with, advance, loan or other extension of credit (including by way of Guarantee or similar arrangement (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) an amount committed to be advanced, lent or extended to such Person) or capital contribution to (by means of any transfer of cash or other Property or any payment for Property or services for the account or use of others), or assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or any purchase or acquisition of Equity Interests, evidences of Indebtedness or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) of, such other Person, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; provided that the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Borrower or any Restricted Subsidiary sells or otherwise Disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or Disposition, such Person is no longer a Restricted Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or Disposition equal to the fair market value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or Disposed of. The acquisition by the Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to the subsequent changes in value.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Wells Fargo and each Lender reasonably approved by the Administrative Agent and reasonably satisfactory to, or requested by, the Borrower that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i), and the term “Issuing Bank” shall mean each such Person individually, or all such Persons collectively, as the context requires. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means $10,000,000.00.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party to this Agreement pursuant to an Assignment and Assumption and any Person that shall have executed and delivered an Additional Lender Agreement pursuant to Section 2.06(d), in each case other than any such Person that ceases to be a party to this Agreement pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement after the date hereof, in each case as extended or otherwise modified by the Issuing Bank from time to time.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“Leverage Covenant Default” has the meaning assigned to such term in Section 9.01(b).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, deed of trust, pledge, security agreement, conditional sale or trust receipt or a lease, consignment, encumbrance or bailment for security purposes, in each case, in the nature of security. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations for such purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any Property that they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing. In no event shall an operating lease (as determined in accordance with Section 1.04) be deemed a Lien except to the extent that such operating lease creates a security interest under the Uniform Commercial Code.

“Liquidity” means, at any time, the sum of (a) Unused Availability at such time, plus

(b)
the amount of Unrestricted Cash of the Loan Parties at such time.

“Loan” means a loan made to the Borrower pursuant to Section 2.01(i).

“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and any fee or engagement letter (including the Fee Letter) entered into between the Borrower or any other Loan Party and the Arranger, the Administrative Agent or any Lender from time to time in respect of the Loans or other extensions of credit under this Agreement.

“Loan Party” and “Loan Parties” mean, collectively or individually as the context requires,

the Borrower and each Guarantor.

“Manufactured (Mobile) Home” has the meaning assigned to such term in the applicable

Flood Insurance Regulation.

“Marketing Activities” means the purchase and sale of physical Hydrocarbons except as necessary to acquire and maintain line fill reasonably necessary for the operation of the Gathering Systems.

“Marketing Agreement” means any agreement entered into by any Relevant Party with respect to any Marketing Activities.

“Marquez Gas Plant” means that certain natural gas processing plant located in Leon County, Texas and owned and operated by PGT.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, or a material impairment of (a) the business, assets, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, any Restricted Subsidiary or any Guarantor to perform any of its payment obligations or other material obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents.

“Material Contracts” means, collectively, the Specified Material Contracts, each Material Gathering Contract, and each Material Sales Contract.

“Material Disposition” means any disposition of Property or series of related dispositions of Properties that yields gross proceeds to any of the Borrower and its Subsidiaries in excess of $10,000,000.

“Material Gathering Contract” means each gathering, transportation, treating, compression, processing, or similar services contract entered into by a Relevant Party that (a) if a fee-based contract, provides for aggregate payments to such Relevant Party during any twelve (12) -month period in excess of $10,000,000, and (b) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by such Relevant Party for its own account during any such twelve (12)-month period in excess of $10,000,000.

“Material Indebtedness” means, at any time, Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of Hedging Agreements owed by any one or more of the Borrower and any other Relevant Parties in an aggregate outstanding principal amount exceeding $15,000,000 at such time. For purposes of determining Material Indebtedness, the “outstanding principal amount” of the obligations of the Borrower or any other Relevant Party in respect of any Hedging Agreement at any time shall be the Hedging Termination Value thereof at such time.

“Material Project” has the meaning assigned to such term in clause (b) of the definition of the term “Consolidated EBITDA”.

“Material Project EBITDA Adjustment” has the meaning assigned to such term in clause (b) of the definition of the term “Consolidated EBITDA”.

“Material Real Property” means (a) all Processing Plants, (b) all real Property owned by any Relevant Party that forms a part of and is material to the ownership or operation of any material Gathering System owned by any Relevant Party, and (c) all other real Property owned by any Relevant Party that, individually, has a book value in excess of $10,000,000 (including the value of accessions and improvements thereon) at any time; provided, that (i) the aggregate book value of all real Property owned by the Relevant Parties or any of them that does not constitute “Material Real Property” shall not exceed $25,000,000 (including the value of accessions and improvements thereon) at any time, (ii) leases, easements, Rights of Way and similar Property interests shall be considered owned real Property for purposes of this definition, the definition of “Mortgaged

Property” and Section 8.14(b), and (iii) real Property relating to the same gathering or pipeline system, facility or project shall be aggregated for purposes of the above individual thresholds.

“Material Sales Contract” means each sales contract entered into by a Relevant Party that provides for aggregate payments to such Relevant Party during any twelve (12)-month period in excess of $10,000,000, after excluding payments over to third parties of their shares of the Hydrocarbon proceeds received under such sales contracts. To the extent, if any, that a Relevant Party enters into any sales contract that requires such Relevant Party to make payments during any twelve (12)-month period in excess of $10,000,000 for Hydrocarbons purchased by such Relevant Party under such contract, such contract will also be a “Material Sales Contract”.

“Maturity Date” means March 26, 2030.

“Maximum Credit Amount” means, at any time, an amount equal to the total Commitments at such time.

“Mcf” means 1,000 cubic feet of gas at a base temperature of 60⁰ Fahrenheit, and at a pressure base of 14.73 Psia and containing the amount of water vapor present at the point of measurement.

“Midstream Properties” means all tangible and intangible Property used by the Loan Parties in gathering, compressing, treating, processing, fractionating, transporting, distributing and storing Hydrocarbons; including, without limitation, Gathering Systems, Processing Plants, and Deeds and Rights of Way related to each of the foregoing.

“MMcf” means 1,000 MCF.

“MMcf/d” means the number of MMcf per calendar day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each mortgage, deed of trust or any other document creating and evidencing a Lien on real or immovable Property and other Property (including any Midstream Property that constitutes real Property) in favor of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.

“Mortgaged Property” means any real Property owned by any Loan Party that is subject to a Mortgage.

“National Flood Insurance Program” means the program created by any Governmental Authority of the United States pursuant to the Flood Insurance Regulations, that mandates the purchase of flood insurance to cover real Property improvements located in Special Flood Hazard Areas in participating communities and provides protection to Property owners through a federal insurance program.

“Natural Person” has the meaning assigned to such term in Section 12.04(b)(iv).

“Net Cash Proceeds” means for any Recovery Event requiring a reduction of the total Commitments and/or a repayment of Loans pursuant to Section 3.04(b)(iii), the gross cash proceeds (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from such Recovery Event, net of out-of-pocket attorneys’ fees, accountants’ fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any Property that is the subject of such Recovery Event (other than any Lien pursuant to a Security Instrument) and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith and paid to non-Affiliates, and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Debt Proceeds” means for any issuance of Indebtedness requiring a repayment of Loans pursuant to Section 3.04(b)(iv), the gross cash proceeds from such issuance of Indebtedness, net of out-of-pocket attorneys’ fees, accountants’ fees and other customary out-of-pocket fees and expenses actually incurred and paid in cash in connection therewith and paid to non-Affiliates.

“Net Equity Proceeds” means for any issuance of Equity Interests of or capital contribution to the Borrower, (x) the gross cash proceeds from such issuance of Equity Interests or capital contribution, net of (y) attorneys’ fees, accountants’ fees and other customary fees and expenses actually incurred and paid in cash in connection therewith.

“Net Sale Proceeds” means for any sale or other disposition of Property pursuant to an Disposition, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Disposition, net of (a) reasonable out-of-pocket transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees, costs and expenses (including title and recording expenses), associated therewith and paid to non-Affiliates and sales, VAT and transfer taxes arising therefrom), (b) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than the Secured Obligations), including any principal, interest, or reasonable repayment or prepayment premium or reasonable penalty required in connection with such prepayment, that is permitted hereunder and that is secured by the respective Property that was sold or otherwise disposed of, (c) the estimated income taxes and franchise taxes that would be payable with respect to the taxable year of sale or other disposition by any Relevant Party (assuming such Relevant Party is paying federal, state and local taxes at the rates used to calculate Permitted Tax Distributions and taking into account the cumulative net losses, if any, described in the definition of Permitted Tax Distributions and eligible to offset such income) as a result of such sale or other disposition, and(d) the amount of all reserves required to be maintained by any Relevant Party in accordance with GAAP and all purchase price hold-backs or escrows for any potential indemnity obligations that may be required to be made by such Relevant Party as a result of such Disposition; provided, however, (i) that such gross proceeds shall not include any portion of such gross cash proceeds that any Relevant Party determines in good faith should be reserved for post-closing adjustments (which shall be certified by such Relevant Party to the Administrative Agent upon its request), it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Disposition exceeds the actual post-closing adjustments payable by such Relevant Party shall constitute Net

Sale Proceeds on such date received by such Relevant Party from such Disposition, and (ii) at such time as the Relevant Parties are no longer required to maintain any indemnity reserves in accordance with GAAP or any purchase price hold-back or escrow as a result of any Disposition, the amount (if any) by which such reserved amount in respect of such Disposition exceeds the actual amount of indemnity payments made by any Relevant Party for which such reserves were required to be maintained in respect of such Disposition shall constitute Net Sale Proceeds at such time.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.02(b), and (b) has been approved by the Required Lenders.

“Non-Recourse Debt” means Indebtedness:

(a)
as to which neither the Borrower nor any of its Restricted Subsidiaries

(i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender, holder or provider thereof;

(b)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(c)
as to which the Lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of

the Treasury or any successor thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, in each case as any such organization documents are amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with and customary with banking industry rules on interbank compensation.

“Parent Pledge Agreement” means a pledge agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which each direct owner of Equity Interests in the Borrower (other than the Pinnacle Preferred Equity Interests) will pledge, on a non-recourse basis, such Equity Interests as Collateral to the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, as such pledge agreement may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Parent Pledgor” means each direct owner of Equity Interests in the Borrower (other than, for the avoidance of doubt, the Pinnacle Preferred Equity Interests) that is party to the Parent Pledge Agreement.

“Participant” has the meaning assigned to such term in Section 12.04(d)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(d)(iii).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” means, with respect to the Secured Obligations, the time at which (a) the Commitments shall have been terminated, (b) the Administrative Agent, the Issuing Bank and the Lenders shall not have any Secured Obligations, Loans, LC Disbursements, fees or other amounts payable to any of them under the Loan Documents (other than contingent indemnification obligations and other provisions under the Loan Documents that by their terms expressly survive payment of the Secured Obligations and termination of the Loan Documents) unpaid, unsatisfied or outstanding, there shall not be any Letters of Credit outstanding that have not been Cash

Collateralized in accordance with the terms hereof or had other arrangements made with respect thereto that are satisfactory to the Issuing Bank and communicated to the Administrative Agent,

(c) each Secured Hedging Agreement Counterparty has received payment of all amounts, if any, payable to it that are then due and owing, or other arrangements satisfactory to each Secured Hedging Agreement Counterparty have been made with respect to any Secured Hedging Agreement, and (d) each Treasury Management Counterparty has received payment of all amounts, if any, payable to it that are then due and owing, or other arrangements satisfactory to each Treasury Management Counterparty have been made with respect to any Treasury Management Agreement.

“Payment Recipient” has the meaning assigned thereto in Section 11.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Lien” means any Lien permitted under Section 9.03.

“Permitted Marketing Activities” means Marketing Activities that:

(a)
are entered into in the ordinary course of business of the Relevant Parties;
(b)
are for natural gas to be gathered and/or transported on the Gathering Systems and are not for speculative purposes; and
(c)
have pricing terms that provide for a floating price based on the Henry Hub natural gas index rather than a fixed price.

“Permitted Tax Distributions” means, for any applicable tax year of the Borrower, tax distributions to the holders of the Equity Interests in the Borrower (which may be further distributed to Borrower’s indirect equity owners) in an aggregate amount equal to the product of

(a) the net income of the Borrower for federal and state income tax purposes for such applicable tax year, to the extent such income is in excess of the cumulative net loss of the Borrower for federal, state and local income tax purposes for all prior tax years to the extent such cumulative net loss is eligible to offset such income, multiplied by (b) the combined maximum federal and applicable state and local income tax rates (including Taxes imposed under Section 1411 of the Internal Revenue Code) applicable to any individual residing in the State of Nevada or State of Texas for such taxable year, taking into account the deduction of state and local income taxes for

U.S. federal income tax purposes (subject to applicable limitations) and whether any portion of such taxable income qualifies for reduced rates applicable to long term capital gains. Permitted Tax Distributions may be made quarterly, based on the Borrower’s estimated taxable income for each such quarterly period, and annually, based on the Borrower’s annual federal income tax filing; provided that if the aggregate quarterly estimates for any tax year exceed the actual annual amount for such tax year, such excess shall be deducted from the next quarterly distribution(s) to occur after such annual federal income tax filing, and if the aggregate quarterly estimates for any tax year is less than the actual annual amount for such tax year, such deficit may be distributed to the members of the Borrower as a Permitted Tax Distribution.

“Person” means any Natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PGS LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of October 30, 2023, as in effect on the Effective Date.

“PGT” means Pinnacle Gas Treating LLC, a Texas limited liability company.

“Pinnacle Plant” means each of (a) the Bethel Gas Plant, (b) the Marquez Gas Plant and (c) any other Processing Plant of a Loan Party.

“Pinnacle Preferred Equity Interests” means Class B Units (as defined in the PGS LLC Agreement as in effect on the Effective Date) of the Borrower.

“Pinnacle Redemption Agreement” means that certain Redemption Agreement, dated as of January 28, 2026, by and among Comstock Gas Services LLC, a Texas limited liability company, Cactus Midstream (II), LLC, a Delaware limited liability company (the “Redeemed Pinnacle Member”), the Borrower, and solely for purposes of Section 7.10 thereof, Comstock, pursuant to which the Borrower shall redeem from the Redeemed Pinnacle Member 100% of the outstanding Pinnacle Preferred Equity Interests of the Borrower (the “Specified Pinnacle Equity Redemption”), as such agreement is in effect on January 28, 2026.

“Pinnacle Redemption Compliance Certificate” has the meaning assigned to such term in

Section 9.04(g).

“Pinnacle Redemption Effective Date” has the meaning assigned to such term in Section 9.04(g).

“Pinnacle System” means the natural gas gathering and transportation pipeline system owned by one or more Loan Parties and any additions thereto or expansions thereof after the Effective Date, which as of the Effective Date is located in Robertson, Leon, Freestone, Anderson and Limestone counties in Texas.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA or sections 412 and 430 of the Code or section 302 of ERISA and that (a) is currently or hereafter sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, with respect to the calculation of Consolidated Net Income or Consolidated EBITDA attributable to any Rolling Period in which the Borrower or any Restricted

Subsidiary shall have made any Material Disposition or Material Acquisition, or designated a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, in each case, subsequent to the commencement of such Rolling Period, (i) in the case of a Material Disposition, Consolidated Net Income and Consolidated EBITDA shall exclude from the calculation thereof any amounts attributable to the Property that is the subject of such Material Disposition for such Rolling Period as if such Material Disposition had occurred on the first day of such Rolling Period, (ii) in the case of a Material Acquisition, Consolidated Net Income and Consolidated EBITDA for such Rolling Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X under the Securities Act of 1933, as if such Material Acquisition had occurred on the first day of such Rolling Period, and (iii) in the case of a designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, Consolidated Net Income and Consolidated EBITDA for such Rolling Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X under the Securities Act of 1933 as if such designation occurred on the first day of such Rolling Period.

“Processing Plants” means the Midstream Properties of the Relevant Parties comprised of any processing, treatment, fractionation, or compression plants or other similar facilities (including the Pinnacle Plants), and any terminals, tankage and loading racks, in each case that are owned or leased from time to time by any Relevant Party and used in the business of such Relevant Party.

“Project” means the construction of an identified Gathering System, Processing Plant or other Midstream Property, or an identified extension or expansion of any such Gathering System, Processing Plant or other Midstream Property.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including, without limitation, cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of

Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business.

“QFC Credit Support” has the meaning assigned to such term in Section 12.20.

“Qualified ECP Guarantor” means, in respect of any Hedging Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time that any guaranty of obligations under such Hedging Agreement or any grant of a security interest to secure such Hedging Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a “keepwell” under section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Bank, as applicable.

“Recovery Event” means the receipt by any Relevant Party of any cash insurance proceeds or condemnation awards payable by reason of a Casualty Event.

“Redeemed Pinnacle Member” has the meaning assigned to such term in the definition of “Pinnacle Redemption Agreement”.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(c).

“Regulation D” means Regulation D of the Board, as the same may be amended,

supplemented or replaced from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Party” means, collectively or individually as the context requires, the Borrower and each Restricted Subsidiary.

“Remedial Work” has the meaning assigned to such term in Section 8.11.

“Required Lenders” means, (a) if there are less than three Lenders that are not Affiliates at such time, all Lenders, and (b) if there are three or more Lenders that are not Affiliates at such time, (i) at any time while no Loans or LC Exposure is outstanding, Lenders having greater than 50% of the aggregate Commitments; and (ii) at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than 50% of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)); provided that the Commitments and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any financial officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether by division, in cash, securities or other Property) with respect to any Equity Interests in the Borrower (including Pinnacle Preferred Equity Interests) or any Restricted Subsidiary, or any payment (whether by division, in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower (including Pinnacle Preferred Equity Interests) or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries. For the avoidance of doubt, any redemption, whether voluntary or mandatory, of Pinnacle Preferred Equity Interests shall constitute a Restricted Payment.

“Restricted Subsidiaries” means all direct and indirect Subsidiaries of the Borrower other than Unrestricted Subsidiaries. Unless designated as an Unrestricted Subsidiary in compliance with Section 8.17(a), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries (other than a Subsidiary of an Unrestricted Subsidiary) shall be classified as a Restricted Subsidiary. As of the Effective Date, PGT is the only Restricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rights of Way” has the meaning assigned to such term in Section 7.16(b).

“Rolling Period” means (a) for the fiscal quarters ending on June 30, 2026, September 30, 2026 and December 31, 2026, the period commencing on April 1, 2026 and ending on the last day of such applicable fiscal quarter and (b) for the fiscal quarter ending on March 31, 2027 and for each fiscal quarter ending thereafter, the period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“S&P” means Standard & Poor’s Ratings Service, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (as of the Effective Date, including the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the Kherson and Zaporizhzhia Regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or (c) any successor Governmental Authority to the Governmental Authorities described in clause (a) or (b) of this definition or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor Governmental

Authority.

“Secured Hedging Agreement” means any Hedging Agreement of any Loan Party with a Secured Hedging Agreement Counterparty; provided, however, that (a) any confirmation or other transaction entered into in respect of any such Hedging Agreement after the applicable Secured Hedging Agreement Counterparty ceases to be a Lender or an Affiliate of a Lender for any reason other than an assignment required under Section 5.04(b) and (b) any Hedging Agreement or transaction thereunder that has been assigned by such applicable Secured Hedging Agreement Counterparty to a third party that is not a Lender or an Affiliate of a Lender, shall be deemed not to be a “Secured Hedging Agreement” for purposes of this Agreement and the other Loan Documents.

“Secured Hedging Agreement Counterparty” means (a) any Person that is a party to a Hedging Agreement with any Loan Party that enters into such Hedging Agreement while such Person is or before such Person becomes, a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) any assignee of any Person described in clause (a) of this definition so long as such assignee is a Lender or an Affiliate of a Lender.

“Secured Obligations” means any and all obligations of and amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any proceeding under any Debtor Relief Law, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by any Loan Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank, any trustee or any Lender under any Loan Document; (b) to any Secured Hedging Agreement Counterparty under any Secured Hedging Agreement; (c) to any Treasury Management Counterparty under any Treasury Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above; provided, however, that with respect to any particular Loan Party, the Secured Obligations owing by such Loan Party, or secured by Liens granted by such Loan Party, shall not include any Excluded Hedging Obligations in respect of such Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Bank, each Lender, each Secured Hedging Agreement Counterparty and each Treasury Management Counterparty.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, any successor statute, and any rule, regulation, or order of the SEC (or the application or official interpretation of any thereof).

“Security Instruments” means the Guaranty and Collateral Agreement, the Mortgages, any Account Control Agreements, the Parent Pledge Agreement and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, any other Loan Party or any other Person (other than Secured Hedging Agreements, Treasury Management Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as the same may be amended, modified, supplemented or restated from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” when used in reference to any Borrowing, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Term SOFR as provided in Section 3.02(b) and for the avoidance of doubt excludes any Borrowing bearing interest pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 3.02(b), excluding, for the avoidance of doubt, any Loan bearing interest pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” means, with respect to any Person or any group of Persons as of any date, that

(a) the value of the Property of such Person or group (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person or group as of such date, (b) as of such date, such Person or group is able to pay all liabilities of such Person or group as such liabilities mature, and (c) as of such date, such Person or group does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Material Contracts” means each agreement set forth on Schedule 1.01(b).

“Specified Pinnacle Equity Redemption” has the meaning given such term in the definition of Pinnacle Redemption Agreement.

“State Pipeline Regulatory Agencies” means, collectively, the Railroad Commission of Texas, any similar Governmental Authorities in other jurisdictions, and any successor Governmental Authorities of any of the foregoing.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by (i) another Person, (ii) one or more of such other Person’s Subsidiaries or

(iii) collectively, such other Person and one or more of such other Person’s Subsidiaries, and

(b) any partnership of which such other Person or any of such other Person’s Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to such term in Section 12.20.

“Synthetic Leases” means, in respect of any Person, all leases that have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and that were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to make payments prior to the 91st day after the Maturity Date to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”means:

(a)
for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that, in the case of both of the foregoing clauses (a) and (b), if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

“Transaction Expenses” means the fees and expenses of the Borrower and its Subsidiaries resulting from the negotiation, documentation, consummation, administration, amendment and supplement of this Agreement and the other Loan Documents (including, without limitation, any amounts and fees paid pursuant to the Fee Letter).

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party from time to time, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Collateral pursuant to the Security Instruments, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party from time to time, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty and Collateral Agreement by such Guarantor, and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services or other bank products, including commercial credit cards, stored value cards, deposit accounts, funds transfers, automated clearinghouse services, auto-borrow services, zero balance accounts, returned check concentration, controlled disbursement services, lockboxes and related services, account reconciliation and reporting services, trade finance services, overdraft protection, and interstate depository network services.

“Treasury Management Counterparty” means each Lender or Affiliate of a Lender that enters into a Treasury Management Agreement for the benefit of a Loan Party; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Treasury Management Counterparty.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, Term SOFR or any Benchmark Replacement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unadjusted Consolidated EBITDA” means, for any period, the sum of (without duplication, and without giving effect to any extraordinary losses or gains during such period) the following determined on a consolidated basis: (a) Consolidated Net Income during such period plus (b) to the extent, other than in the case of clauses (b)(ix), (b)(xii) and (b)(xiii), deducted in determining Consolidated Net Income in such period and without duplication: (i) income and franchise taxes paid or accrued, (ii) Consolidated Interest Expense, (iii) amortization and depreciation, (iv) any non-cash losses, charges, expenses, impairments and/or write-downs resulting from the application of ASC Topic 815 (formerly FAS 133), ASC Topic 410 (formerly FAS 143) or ASC Topic 360 (formerly FAS 144), (v) any other non-cash losses, charges, expenses, impairments and/or write-downs reducing Consolidated Net Income for such period but excluding, in each case, any such non-cash charge, loss or expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period, but including (and not limited to) expenses related to stock-based compensation, hedging, ceiling test write-downs or impairments, Restricted Payments in connection with the Equity Interests owned by directors and employees of the Borrower and its Subsidiaries, (vi) extraordinary, unusual or non-recurring costs, expenses or losses, (vii) Transaction Expenses, (viii) the actual, reasonable and documented transaction costs, expenses, fees and charges incurred with respect to any Investment, non-ordinary course acquisition, non-ordinary course Disposition, issuance of Equity Interests, recapitalization, refinancing or the incurrence, refinance or repayment of Indebtedness permitted to be incurred in this Agreement (in each case, including, without limitation, legal fees, title, environmental and other third-party due diligence costs, transition overhead, pre-close overhead paid to the seller as a purchase price adjustment, and new software implementation costs and severance costs); provided that the aggregate amount added back in the determination of Unadjusted Consolidated EBITDA pursuant to this clause (viii) shall not exceed $5,000,000 in any Rolling Period, (ix) operating expense reductions and other operating improvements or synergies (other than revenue synergies) projected by the Borrower in good faith to result from completed acquisitions or dispositions that are reasonably identifiable and factually supportable, in each case to be realized within twelve (12) months following such acquisition, disposition or operational change; provided that the aggregate amount added back in the determination of Unadjusted Consolidated EBITDA pursuant to this clause (ix) shall not exceed 10% of Unadjusted Consolidated EBITDA for such Rolling Period (determined after giving effect to the add-back pursuant to this clause (ix)), (x) insurance proceeds received or actual reimbursement by an insurer for any expenses or losses with respect to liability or Casualty Events, to the extent such expenses or losses were deducted in determining Consolidated Net Income for such period, (xi) insurance proceeds or reimbursements reasonably expected to be received within one ninety (90) days of the end of such period, to the extent such expenses or losses were deducted in determining Consolidated Net Income for such period, (xii) proceeds from business interruption insurance actually received during such period (to the extent not already included in Consolidated Net Income for such period) and (xiii) to the extent that actual cash received during such period with respect to any contract or contracts exceeded the amount of revenue recognized during such period under ASC Topic 606 (or any successor provision) with respect to such contract or contracts, the amount of such excess, minus (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period, (i) any non-cash income included in Consolidated Net Income, (ii) any extraordinary or unusual items increasing Consolidated Net Income for such period, (iii) all income tax credits to the extent such credits increase Consolidated Net Income for such period, (iv) an amount equal to the amount added to Unadjusted Consolidated EBITDA in the prior fiscal quarter pursuant to clause (b)(xi) of this definition in respect of insurance proceeds that were not actually received by the Loan Parties within ninety (90) days of the end of such fiscal quarter and (v) to the extent that the amount of revenue recognized during such period under ASC Topic 606 (or any successor provision) with respect to any contract or contracts exceeded the actual cash received during such period with respect to such contract or contracts, the amount of such excess. For the purposes of calculating Unadjusted Consolidated EBITDA for any Reference Period in connection with any determination of the financial ratio contained in Section 9.01(a), if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition or designated a Subsidiary as Unrestricted Subsidiary or a Restricted Subsidiary, Unadjusted Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis.

“Uniform Commercial Code” and “UCC” mean the Uniform Commercial Code as in effect in the applicable jurisdiction, as the same may be amended from time to time.

“United States” and “U.S.” mean the United States of America.

“United States Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“Unrestricted Cash” means cash or Cash Equivalents of the Loan Parties that would not appear as “restricted” on a consolidated balance sheet of the Borrower in accordance with GAAP; provided that cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries solely because such cash or Cash

Equivalents are subject to an Account Control Agreement shall constitute Unrestricted Cash hereunder.

“Unrestricted Subsidiary” means, individually or collectively as the context requires, (a) any Subsidiary designated in writing to the Administrative Agent to be, and which constitutes, an “Unrestricted Subsidiary” in accordance with Section 8.17, and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Effective Date, the Borrower does not have any Unrestricted Subsidiaries.

“Unused Availability” means, at any time of determination, an amount equal to (a) the aggregate amount of the Commitments at such time (but only to the extent the Borrower is permitted to borrow such amount at such time under the terms of this Agreement, including, without limitation, Section 6.02) minus (b) the aggregate Revolving Credit Exposure at such time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.03, 2.04, and 3.04, in each case, such day is also a Business Day.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 12.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).

“Wells Fargo” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the outstanding Equity Interests of such Subsidiary, on a fully-diluted basis (other than any directors’ qualifying shares required by applicable law to be owned by another Person), are owned by (a) the Borrower, (b) one or more of the Borrower’s Wholly-Owned Subsidiaries, or (c) the Borrower and one or more of its Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”) and Borrowings may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

Section 1.03 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” as used in this Agreement shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth in the Loan Documents), (b) any reference in the Loan Documents to any law or regulation shall be construed, unless otherwise specified, as referring to such law or regulation as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference in the Loan Documents to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” as used in this Agreement means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating the Consolidated Net Leverage Ratio and the Consolidated Interest Coverage Ratio, and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it. Notwithstanding anything herein to the contrary, unless otherwise expressly stated (including, without limitation, for the purposes of calculating the Consolidated Net Leverage Ratio and the Consolidated Interest Coverage Ratio), (i) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements, (ii) all financial statements delivered to the Administrative Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (i) above with such financial statements and (iii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

Section 1.05 Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or such Lender’s Applicable Percentage of the Maximum Credit Amount or (ii) the total Revolving Credit Exposures exceeding the Maximum Credit Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a)
Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)
Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)
Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Maximum Credit Amount or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) SOFR Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)
Notes. The Loans made by each Lender, if requested by such Lender, shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption or an Additional Lender Agreement, as of the effective date of the Assignment and Assumption or the Additional Lender Agreement, as the case may be, payable to such Lender or its registered assigns in a principal amount equal to its Commitment and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Sections 2.06, 12.04(a) or 12.04(b) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender or its registered assigns in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its applicable Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by email or telephone (a) in the case of a SOFR Borrowing, not later than 11:00 a.m., Dallas, Texas time, three (3) U.S. Government Securities Business Days before the date of the proposed SOFR Borrowing (or, in the case of a SOFR Borrowing on the Effective Date, one (1) U.S. Government Securities Business Day prior to the Effective Date) or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Dallas, Texas time, on the date of the proposed Borrowing; provided that (x) no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) and (y) the notice for SOFR Borrowings, if any, to be made prior to the third U.S. Government Securities Business Day after the Effective Date may be delivered within one (1) U.S. Government Securities Business Day prior to the Effective Date. Each such Borrowing Request shall be irrevocable, and each such telephonic Borrowing Request shall be confirmed promptly by hand delivery, facsimile or email to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)
the aggregate amount of the requested Borrowing;
(ii)
the date of such Borrowing, which shall be a Business Day;

(iii)
whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;
(iv)
in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(iv)
the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and
(v)
the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation that (A) the amount of the requested Borrowing will not cause the total Revolving Credit Exposures to exceed the Maximum Credit Amount, and (B) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a)
Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)
Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or email by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or email to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)
Information in Interest Election Requests. Each telephonic, email and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)
the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(ii), (iii) and (iv) shall be specified for each resulting Borrowing);
(ii)
the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)
whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv)
if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(c)
Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)
Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with a one-month Interest Period, provided that if such Interest Period is within one month of the Maturity Date, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, acting at the direction of the Required Lenders, has notified the Borrower in writing that no conversion of outstanding Borrowings into, or continuation as, SOFR Borrowings shall be permitted: (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective) and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a)
Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m. (noon), Dallas, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly (and if such funds are timely received in accordance with the preceding sentence, on the same date that such funds are so received) crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request (or such other account as is acceptable to the Administrative Agent); provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)
Funding by the Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06 Termination, Reduction and Increase of Commitments.

(a)
Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Commitments are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)
Optional Termination and Reduction of Commitments.
(i)
The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Commitments if, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04, the total Revolving Credit Exposures would exceed the Maximum Credit Amount; or (2) after giving effect to such termination or reduction, the total Commitments would be less than $20,000,000, except in connection with a termination of all of the Commitments.

(ii)
The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of another specified transaction, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified effective date of such termination if such condition is not otherwise satisfied.
(c)
Termination and Reductions of Commitments. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
(d)
Optional Increase in Commitments.
(i)
Subject to the conditions set forth in Section 2.06(d)(ii), the Borrower may increase the Commitments then in effect by increasing the Commitment of any Lender (with such Lender’s consent) or by causing a Person that at such time is not a Lender to become a Lender (each an “Additional Lender”), subject to the terms and conditions of this Section 2.06(d) (such additional and increased Commitments, the “Additional Commitments”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower or an Affiliate of the Borrower.
(ii)
Any increase in the Commitments shall be subject to the following additional conditions:

(A)
such increase shall not be less than $10,000,000 unless the

Administrative Agent otherwise consents, and the aggregate amount of Additional Commitments shall not exceed $150,000,000 during the term of this Agreement;

(B)
no Default shall have occurred and be continuing immediately prior to the effective date of such increase or after giving effect to such increase;
(C)
no Lender’s Commitment may be increased without the

consent of such Lender;

(D)
on the effective date of such increase, no SOFR Borrowings

shall be outstanding or if any SOFR Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such SOFR Borrowings unless the

Borrower pays any compensation required by Section 5.02 (unless otherwise waived by all Lenders);

(E)
if the Borrower elects to increase the Commitments by increasing the Commitments of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit G-1 (a “Commitment Increase Agreement”), and the Borrower shall, if requested by such Lender, deliver a new Note payable to such Lender or its registered assigns in a principal amount equal to its Commitment after giving effect to such increase, and otherwise duly completed;
(F)
If the Borrower elects to increase the Commitments by causing an Additional Lender to become party to this Agreement, subject to the approval of the Administrative Agent and the Issuing Bank (each such approval not to be unreasonably withheld, conditioned or delayed), Borrower and such approved Additional Lender(s) shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit G-2 (an “Additional Lender Agreement”), such Additional Lender(s) shall deliver to the Administrative Agent an Administrative Questionnaire and the processing and recording fee pursuant to Section 12.04(b)(iv), and the Borrower shall, if requested by such Additional Lender, deliver a Note payable to such Additional Lender or its registered assigns in a principal amount equal to its Commitment, and otherwise duly completed; and
(G)
any Additional Commitments shall be on terms and pursuant to the documentation applicable to the other Commitments.
(iii)
Subject to acceptance and recording thereof pursuant to Section 2.06(d)(iv) from and after the effective date specified in the Commitment Increase Agreement or the Additional Lender Agreement (or if any SOFR Borrowings are outstanding, then the last day of the Interest Period in respect of such SOFR Borrowings, unless the Borrower has paid the compensation, if any, required by Section 5.02 (unless otherwise waived by all Lenders)):

(A) the amount of the Commitments shall be increased as set forth therein, (B) in the case of an Additional Lender Agreement, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents and (C) Annex I to this Agreement shall be deemed amended to reflect the Commitment of each Lender (including any Additional Lender) as thereby increased and any resulting changes in the Lenders’ Applicable Percentages. In addition, (unless all Lenders have increased their respective Commitments proportionately and there is no Additional Lender) each increasing Lender and/or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale as is requested by the Administrative Agent) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Commitments.

(iv)
Upon its receipt of (A) a duly completed Commitment Increase Agreement or an Additional Lender Agreement, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, (B) the Administrative

Questionnaire referred to in Section 2.06(d)(ii)(F) if applicable, (C) if requested by the Administrative Agent, an amendment to this Agreement to the extent necessary to effect an increase of the Commitments in accordance with this Section 2.06(d) in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, which amendment shall only require the signatures of the Borrower, the Administrative Agent, and any increasing Lender or Additional Lender, as the case may be, (D) a certificate of a Responsible Officer of each Loan Party certifying (1) as to attached resolutions or written consent(s) of the board of directors, manager(s), member(s), or other appropriate equivalent governing Person or body of each Loan Party approving or consenting to such increase in the Commitments or Additional Commitments, as the case may be, and (2) in the case of the Borrower, as to the satisfaction of the conditions set forth in Section 2.06(d)(ii) and in Section 6.02, and (E) customary legal opinions and other documents reasonably requested by the Administrative Agent, the Administrative Agent shall accept such Commitment Increase Agreement or Additional Lender Agreement and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(c). No increase in the Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(d)(iv).

Section 2.07 Letters of Credit.

(a)
General. Subject to the terms and conditions set forth herein, at any time and from time to time on and after the Effective Date the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of the other Relevant Parties, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.
(b)
Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)
requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
(ii)
specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)
specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c));
(iv)
specifying the amount of such Letter of Credit;

(v)
specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)
specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit);

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure will not exceed the LC Sublimit, (y) the total Revolving Credit Exposures will not exceed the Maximum Credit Amount, and (z) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Letter of Credit.

If requested by the applicable Issuing Bank in connection with any request for a Letter of Credit, the Borrower also shall submit an appropriately completed letter of credit application on the Issuing Bank’s standard form as in effect from time to time, which application may require the inclusion of draft language for such Letter of Credit that is reasonably acceptable to such Issuing Bank and may be required to be signed by a Responsible Officer.

The Issuing Bank (A) shall not be required to issue, and shall not issue, any Letter of Credit if (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it, (2) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, (3) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000, (4) such Letter of Credit is to be denominated in a currency other than Dollars, (5) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder, (6) with respect to Letters of Credit to be issued by Wells Fargo, the issuance of such Letter of Credit would cause the aggregate outstanding stated amount of Letters of Credit issued by Wells Fargo to exceed $5,000,000 unless Wells Fargo otherwise consents in its sole discretion, or (7) the issuance of such Letter of Credit would cause the aggregate amount of such Issuing Bank’s Revolving Credit Exposure, in its capacities as a Letter of Credit issuer and as a Lender, to exceed its Commitment; or (B) shall not be required to amend or extend any Letter of Credit if the Issuing Bank would not be required at such time to issue the Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment thereto. Any request for the issuance of a Letter of Credit that is made at any time that there is a Defaulting Lender shall be subject to Section 4.04(c).

(c)
Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, as applicable), and (ii) the date that is five (5) Business Days prior to the Maturity Date. Each Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the date described in clause (ii) of this clause (c).
(d)
Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)
Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Dallas, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Dallas, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Dallas, Texas time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.07(e) to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)
Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that neither the foregoing nor Section 12.03 shall be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)
Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a

Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone, facsimile or other electronic transmission of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)
Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with their own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.07(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.07(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)
Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)
Cash Collateralization. If any Event of Default shall occur and be continuing and the Borrower receives written (including email) notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.07(j), or the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b)(i), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Relevant Party described in Section 10.01(h) or Section 10.01(i). At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.04(a)(iv) and any Cash Collateral provided by such

Defaulting Lender) in an amount not less than the Fronting Exposure. The Borrower may use proceeds of Borrowings for the provision of Cash Collateral required pursuant to this clause (j) to the extent the Borrower is otherwise permitted to request and incur Borrowings pursuant to the terms of this Agreement.

(i)
Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for, in the case of the Borrower, its obligations with respect to Letters of Credit and, in the case of the Defaulting Lender, its obligation to fund participations in respect of Letters of Credit, in each case to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Fronting Exposure, the Borrower will, promptly upon written (including email) demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)
Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.07(j) or Section 4.04 in respect of Letters of Credit shall be applied, in the case of the Defaulting Lender, to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Cash Collateral as may otherwise be provided for herein. Thereafter, Cash Collateral shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.
(iii)
Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.07(j) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 4.04, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b)(i), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(iv)
The Borrower’s obligation to deposit Cash Collateral pursuant to this Section 2.07(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment that the Borrower or any of the other Relevant Parties may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral. Other than any interest earned on the investment of such Cash Collateral, which investments shall be made at the option and sole discretion of the Administrative Agent with the consent of the Borrower and at the Borrower’s risk and expense, such Cash Collateral shall not bear interest. Interest or profits, if any, on such investments shall constitute additional Cash Collateral.
(k)
Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(l)
Calculation of Maximum Stated Amount. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
(m)
Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated as a primary obligor to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Borrower, the Borrower agrees that (i) such Subsidiary shall have no rights against any Issuing Bank, the Administrative Agent, any Lender or any of their respective Related Parites, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement, any Letter of Credit Agreements and any application or reimbursement agreement with respect to such Letter of Credit, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement, such Letter of Credit and any Letter of Credit Agreements pertaining thereto and the disposition of any documents related thereto and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with such Letter of Credit and the transactions related thereto. The Borrower shall, at the request of the Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

Section 2.08 Reliance on Notices. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Request, Interest Election Request, request for Letter of Credit or similar notice believed by the Administrative Agent to be genuine. The Administrative Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Administrative Agent has actual knowledge to the contrary.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (a) the amounts specified in Section 3.04(b) on the dates set forth therein and (b) if not so paid, the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a)
ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)
SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at the sum of (i) the Term SOFR for the Interest Period in effect for such Borrowing plus

(ii) the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)
Post-Default Rate. Notwithstanding the foregoing, if (i) an Event of Default specified in Sections 10.01(a), 10.01(b) (with respect to interest and fees only), 10.01(h), 10.01(i) and/or 10.01(j) has occurred and is continuing, or (ii) the Required Lenders so elect (or direct the Administrative Agent to so elect) in connection with the occurrence and continuance of any other Event of Default, then in each case all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loans (including the Applicable Margin applicable with respect to such Loans), but in no event to exceed the Highest Lawful Rate.
(d)
Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that

(i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)
Interest Rate Computations. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Changed Circumstances.

(a)
Circumstances Affecting Benchmark Availability. Subject to subsection (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then, in each case, the Administrative Agent shall give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts, if any, required pursuant to Section 5.02.
(b)
Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall give notice to the Borrower and the other Lenders as soon as reasonably practicable. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected SOFR Loans to ABR Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts, if any, required pursuant to Section 5.02.

(c)
Benchmark Replacement Setting.
(i)
Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., Dallas, Texas time, on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)
Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)
Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(c).

(iv)
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)
Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 3.04 Prepayments.

(a)
Optional Prepayments.
(i)
The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(a)(ii).

(ii)
The Borrower shall notify the Administrative Agent by telephone, facsimile or other electronic transmission of any prepayment hereunder (A) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m., Dallas, Texas time, three (3) U.S. Government Securities Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Dallas, Texas time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments pursuant to this Section 3.04(a) shall be accompanied by accrued interest to the extent required by Section 3.02.
(b)
Mandatory Prepayments.
(i)
If, at any time, the total Revolving Credit Exposures exceeds the Maximum Credit Amount, then the Borrower shall promptly, and in any event within one Business Day thereafter, (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.07(j);
(ii)
If any Relevant Party receives any Net Sale Proceeds from one or more Dispositions, the aggregate amount of which exceeds $5,000,000 during any fiscal year, the Borrower shall, no later than three (3) Business Days following receipt of such Net Sale Proceeds, prepay the Loans in an aggregate amount equal to 100% of such Net Sale Proceeds; provided, however, that so long as no Event of Default then exists and is continuing, and such Net Sale Proceeds will be used to purchase Property (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 9.06 within 365 days following the date of such Disposition, such Net Sale Proceeds shall not be required to be used to prepay the Loans on such date; provided further, that if all or any portion of such Net Sale Proceeds not required to prepay the Loans as provided above in this Section 3.04(b)(ii) are not so reinvested within such 365-day period (or, in any case, such earlier date, if any, as the relevant Relevant Party determines not to reinvest the Net Sale Proceeds from such Disposition as set forth above), such remaining portion shall be used to prepay the Loans on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 3.04(b)(ii) without regard to the preceding proviso. Nothing in this paragraph is intended to permit any Relevant Party to consummate any sale or other Disposition of Property other than as permitted under Section 9.10 or Section 9.11 of this Agreement, and any such sale or Disposition of Property shall be a violation of Section 9.10 and/or Section 9.11, as applicable, and a breach of this Agreement.
(iii)
If any Relevant Party receives at any time any Net Cash Proceeds from one or more Recovery Events, the aggregate amount of which exceeds $5,000,000 during any fiscal year, then the Borrower shall, no later than three (3) Business Days following such receipt of such Net Cash Proceeds, prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds from such Recovery Event; provided, however, that so long as no Event of

Default then exists and is continuing, such Net Cash Proceeds shall not be required to prepay the Loans on such date to the extent that such Net Cash Proceeds will be used to replace or restore any Property in respect of which such Net Cash Proceeds were paid or to acquire other Property useful in the business of the Relevant Parties, within 365 days following the date of the receipt of such Net Cash Proceeds; provided further, that if all or any portion of such Net Cash Proceeds are not so used within such 365-day period (or, in any case, such earlier date, if any, as the relevant Relevant Party determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be used to prepay the Loans on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 3.04(b)(iii) without regard to the proviso or the immediately preceding proviso.

(iv)
If any Relevant Party incurs any Indebtedness (other than Indebtedness permitted under Section 9.02), the Borrower shall, on the date of such incurrence, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Debt Proceeds received in respect of such Indebtedness. Nothing in this paragraph is intended to permit any Relevant Party to incur Indebtedness other than as permitted under Section 9.02, and any such incurrence of Indebtedness shall be a violation of Section 9.02 and a breach of this Agreement.
(v)
Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied ratably to the Loans included in the prepaid Borrowings. Each prepayment (A) pursuant to Section 3.04(b)(i) shall be applied to the Revolving Borrowings and the LC Exposure as described in Section 3.04(b)(i), and (B) pursuant to Section 3.04(b)(ii) through (iv) shall be applied to the unpaid principal amount of each Loan. Prepayments pursuant to Section 3.04(b) shall be accompanied by accrued interest to the extent required by Section 3.02. Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto. Any prepayment of Borrowings pursuant to Section 3.04(b) shall not result in a permanent reduction in the Commitments.
(c)
No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a)
Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the Availability Period. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur during the Availability Period. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For avoidance of doubt, the “unused amount”

of the Commitment of any Lender shall be determined by subtracting such Lender’s Revolving Credit Exposure on the date of determination from such Lender’s Commitment on such date of determination.

(b)
Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder payable upon the effectiveness thereof. Participation and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur during the Availability Period; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)
Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)
Payments by the Borrower. Except as otherwise provided by this Agreement, the Borrower shall make each payment required to be made by the Borrower hereunder (whether of principal, interest, fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Dallas, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative

Agent at its offices specified in Section 12.01, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)
Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)
Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 4.01(c) shall not be construed to apply to

(1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (3) the application of Cash Collateral provided for in Section 2.07(j). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 4.02 Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.07(d), Section 2.07(e), Section 4.02 or otherwise hereunder then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.04 Defaulting Lenders.

(a)
Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)
Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of the term “Required Lenders” and in Section 12.02(b).
(ii)
Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank; third, to Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.07(j); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the applicable Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.07(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any

Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Lenders (other than any Defaulting Lender) on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 4.04(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.04(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender and Issuing Bank irrevocably consents hereto.

(iii)
Certain Fees.
(A)
No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)
Each Defaulting Lender shall be entitled to receive fees in respect of Letters of Credit pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.07(j).
(C)
With respect to any fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clauses (A) or (B) above, the Borrower shall (x) pay to each Lender (other than any Defaulting Lender) that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such other Lender pursuant to clause (iv) below, (y) pay to the applicable Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)
Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Lenders (other than any Defaulting Lender) in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Lender (other than any Defaulting Lender) to exceed such Lender’s Commitment. Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)
Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.07(j).
(b)
Defaulting Lender Cure. If the Borrower, the Administrative Agent and the applicable Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.04(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)
New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a)
Increased Costs Generally. If any Change in Law shall:
(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Term SOFR) or the Issuing Bank;
(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Taxes described in clause (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attribution thereto; or
(iii)
impose on any Lender or the Issuing Bank or any applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Issuing Bank or other Recipient, the Borrower will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)
Capital Adequacy or Liquidity Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements and affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the applicable Issuing Bank’s holding company, if any, has or would have the effect of reducing the rate of return on such Lender’s or the applicable Issuing Bank’s capital or on the capital of such Lender’s or the applicable Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the applicable Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the applicable Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the applicable Issuing Bank’s holding company for any such reduction suffered.
(c)
Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(d)
Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the applicable Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the applicable Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, or continue any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(a), then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the SOFR market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

Section 5.03 Taxes.

(a)
Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without reduction or withholding for Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall be entitled to make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)
Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.03(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
(c)
Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.03 delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)
Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)
Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(d)(iii) relating to the maintenance of a Participant Register and

(iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)
Status of Lenders.
(i)
Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Governmental Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A) and Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For purposes of this Section 5.03(f), the term “Lender” shall include any Issuing Bank.

(ii)
Without limiting the generality of the foregoing,
(A)
any Lender that is a “United States person” as defined in section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)
executed copies of IRS Form W-8ECI;
(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code,

(x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and

(y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)
to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax

Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; and

(iii)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Governmental Requirements as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Governmental Requirements to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered under this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)
FATCA. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Governmental Requirements (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)
Administrative Agent Tax Status. On or before the date on which the Administrative Agent (and any successor or replacement Administrative Agent) becomes Administrative Agent under this Agreement, such Administrative Agent shall deliver to Borrower two copies of either (a) Internal Revenue Service Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (b) with respect to amounts received on its own account, Internal Revenue Service Form W-8ECI and with respect to amounts received on account of any Lender, Internal Revenue Service Form W-8IMY. Administrative Agent agrees that if any form it previously delivered pursuant to this Section 5.03(h) expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify Borrower in writing of its legal inability to do so.

(i)
Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(i) shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(j)
The agreements in this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments or this Agreement, and the payment, satisfaction or discharge of the Loans and all other amounts payable hereunder or under any other Loan Document.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a)
Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)
Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid, or shall have caused such assignee to have paid, to the Administrative Agent the assignment fee specified in Section 12.04(b)(iv), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter, (iv) such assignment does not conflict with applicable law, and (v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and, delegation if such Lender (or its Affiliate) is a Secured Hedging Agreement Counterparty with any outstanding Secured Hedging Agreements, unless on or prior thereto, all such Secured Hedging Agreements have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any payable to it in connection with such termination or novation.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain SOFR Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such SOFR Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such SOFR Loans and (b) all Affected Loans that would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by written notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. This Agreement shall not become effective until the Business Day as of which each of the following conditions has been satisfied:

(a)
The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, all fees payable on or prior to the Effective Date pursuant to the Fee Letter and, to the extent invoiced at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Paul Hastings LLP, counsel to the Administrative Agent, and any consultants to the Administrative Agent).
(b)
The Administrative Agent shall have received certificates of the Secretary or an Assistant Secretary (or if such officers are unavailable, a Responsible Officer) of each Loan Party setting forth (i) resolutions of its member, board of directors or managers (or its equivalent governing body) with respect to the authorization of such Person to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions contemplated in those documents, (ii) the officers of each Loan Party (A) who are authorized to sign the Loan Documents to which such Person is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as such Person’s representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organization Documents of each Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificates until the Administrative Agent receives notice in writing from the relevant Loan Party to the contrary.
(c)
The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence and good standing of each Loan Party in its jurisdiction of formation.
(d)
The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(e)
The Administrative Agent shall have received duly executed Notes payable to each Lender (or its registered assigns) that has requested a Note at least one (1) Business Day prior to the Effective Date in a principal amount equal to such Lender’s Commitment as of the Effective Date.
(f)
The Loan Parties have received all consents and approvals required by

Section 7.03.

(g)
The Administrative Agent shall have received and satisfactorily completed its review of (i) any existing and available information reasonably requested by it relating to the environmental condition of the Loan Parties’ Material Real Properties and the Loan Parties’ operations, including copies of any existing and available reports prepared by third-party environmental consultants with respect to such Properties, (ii) any information requested by it relating to material processing, gathering, transportation and storage agreements, interconnect and facilities agreements, marketing agreements and other similar material commercial agreements of the Relevant Parties, including the Specified Material Contracts and each other Material Contract in effect as of the Effective Date, (iii) copies of any report obtained by the Relevant Parties or their affiliates from any engineering firm or other consultant evaluating the reserves in the target area of the Pinnacle System, and (iv) all other due diligence materials reasonably requested by it from the Relevant Parties relating to the Relevant Parties and their Property, in scope and with results reasonably satisfactory to the Administrative Agent.

(h)
Since December 31, 2024, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
(i)
The Administrative Agent shall have received (i) from the Loan Parties, to the extent requested by the Lenders or the Administrative Agent at least three (3) Business Days before the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) from the Borrower, at least three (3) Business Days prior to the Effective Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.
(j)
No material litigation, arbitration or similar proceeding shall be pending or threatened that (i) calls into question the validity or enforceability of this Agreement, the other Loan Documents or the Transactions or (ii) has had, or could reasonably be expected to have, a Material Adverse Effect, and no proceeding under any Debtor Relief Law is pending or threatened in respect of any Loan Party, its debts, or any substantial part of its Property.
(k)
The Administrative Agent shall have received a certificate substantially in the form of Exhibit D, duly and properly executed by a Financial Officer of the Borrower and dated as of the Effective Date, certifying, before and after giving effect to the Transactions occurring on the Effective Date, (i) the representations and warranties contained in the Loan Documents executed and delivered on the Effective Date shall be true and correct in all material respects as of the Effective Date, except (A) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Effective Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (B) to the extent that any representation or warranty that is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty shall be true and correct in all respects, (ii) that the Relevant Parties, taken as a whole, are Solvent, (iii) that no Default has occurred or is continuing as of the Effective Date, (iv) that the conditions set forth in clauses (f), (h) and (j) of this Section 6.01 are satisfied as of the Effective Date, and (v) that attached thereto are true correct and complete copies of all Material Contracts in effect as of the Effective Date.
(l)
The Administrative Agent shall:
(i)
(A) have received the Security Instruments duly executed by the Borrower, the other Loan Parties party thereto and the Parent Pledgor, as applicable, and (B) be reasonably satisfied that (1) the Security Instruments create first priority Liens (subject only to Liens and exceptions permitted under the applicable Security Instrument and hereunder, provided that only Permitted Liens described in Section 9.03(c), Section 9.03(d) and Excepted Liens

afforded priority by operation of law may be prior to the Administrative Agent’s Lien) on substantially all of the tangible and intangible Property of the Loan Parties other than Excluded Property and unrecorded Deeds and Rights of Way, and (2) such Liens will either be perfected as of the Effective Date or arrangements for the perfection of such Liens thereafter reasonably satisfactory to the Administrative Agent have been made; and

(ii)
have received original certificates, together with undated, blank stock powers (or equivalent instruments of transfer) for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Loan Parties’ Subsidiaries to the extent such Equity Interests are certificated.
(m)
The Administrative Agent shall have received a reasonably satisfactory opinion of O’Melveny & Myers LLP, special counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent and permitting reasonable reliance thereon by permitted assigns of the Administrative Agent or any Lender.
(n)
The Administrative Agent shall have received (i) flood determinations with respect to any location where any Building or Manufactured (Mobile) Home owned by any Loan Party is located, as certified by a Responsible Officer of the Borrower, and (ii) certificates and/or evidence of insurance coverage of the Loan Parties evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12 and Section 8.07, including copies of relevant policy provisions or endorsements and certifications regarding Flood Insurance matters as are reasonably requested by the Administrative Agent.
(o)
The Administrative Agent shall have received such title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to the real Property of the Loan Parties.
(p)
The Administrative Agent shall have received (i) the Financial Statements and (ii) a financial model, including projections, prepared by management and that is in form and detail reasonably satisfactory to the Administrative Agent.
(q)
The Administrative Agent shall have received (i) a perfection certificate signed by the Borrower, and (ii) UCC and other Lien search results in Delaware, Texas and any other jurisdiction reasonably requested by the Administrative Agent reflecting no prior Liens encumbering the Properties of the Relevant Parties other than Liens being assigned or released on or prior to the Effective Date and Permitted Liens (other than Liens permitted in reliance on Section 9.03(c)).

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or reasonably satisfactory to a Lender or the Administrative Agent unless the Administrative Agent shall have received written notice from such Lender prior to the date hereof specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any other Loan Party shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case during the Availability Period, is subject to the satisfaction of the following conditions:

(a)
At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) the Revolving Credit Exposure shall not exceed the Maximum Credit Amount.
(b)
The representations and warranties of each Relevant Party set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any representation or warranty that is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty shall be true and correct in all respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
(c)
The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit and related Letter of Credit Agreement in accordance with Section 2.07(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit and each acceptance of the foregoing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 6.02.

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants, and each Guarantor by its execution of a Guaranty and Collateral Agreement represents and warrants, to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 7.01 Organization; Powers. Each Relevant Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 7.02 Authority; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company, or partnership action and, if required, action by any holders of its Equity Interests. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, would not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or the Organization Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Contract, indenture, agreement governing any Material Indebtedness or other similar instrument binding upon the Borrower or any Restricted Subsidiary or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Effect.

(a)
The Borrower has heretofore furnished to the Lenders copies of an audited consolidated balance sheet and related statements of income or operations, owners’ equity and cash flows of the Borrower as of the fiscal year ended December 31, 2024 and an unaudited consolidated balance sheet and related statements of income or operations, owners’ equity and cash flows of the Borrower for the fiscal quarter ended September 30, 2025 (collectively, the “Financial Statements”).
(b)
Since December 31, 2024, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
(c)
Neither the Borrower nor any Restricted Subsidiary has (i) any material Indebtedness (including Disqualified Equity Interests), except as referred to or reflected or provided for in the Financial Statements, or (ii) any material contingent liabilities, material off-balance sheet liabilities or partnerships, liabilities for past-due taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, incurred outside the ordinary course of the Borrower’s or any Restricted Subsidiary’s business except as reflected or provided for in the Financial Statements, including the footnotes thereto.

(d)
All balance sheets, all statements of income and of cash flows and all other financial information of the Borrower and Subsidiaries furnished pursuant to Section 8.01(a) and

(b) have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 7.04(a) (except for changes in accounting principles and changes in accounting estimates required by GAAP), and do or will present fairly in all material respects the consolidated financial position of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

Section 7.05 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority, including, without limitation, FERC or any equivalent state regulatory agency, pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary or any of their Properties (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that challenged the validity or enforceability of any Loan Document or the Transactions.

Section 7.06 Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions would not be reasonably expected to have a Material Adverse Effect):

(a)
no Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any Environmental Laws or any order or requirement of any court or Governmental Authority pertaining to environmental matters;
(b)
no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;
(c)
(i) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations and (ii) without limiting the generality of the foregoing clause (i), the Borrower and the other Relevant Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the other Relevant Parties has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(d)
to the knowledge of the Borrower, all hazardous substances, solid waste and oil and gas waste, if any, generated by the Borrower or any Subsidiary (or by any Person under the Borrower or any Subsidiary’s Control) at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, in transporting, treating or disposing of the same all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
(e)
(i) the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and (ii) there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except, in the case of clauses (i) and (ii), in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;
(f)
to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement;
(g)
neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work obligation in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment; and
(h)
to the extent reasonably requested by the Administrative Agent in writing (including email), the Borrower has provided, or has caused the other Relevant Parties to provide, to the Administrative Agent complete and correct copies of all material and written environmental site assessment reports, investigations, studies, and analyses and substantial correspondence on material environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) relating to Relevant Parties’ respective Properties or operations thereon that were in any of the Borrower’s or the other Relevant Parties’ possession or reasonable control on or prior to the Effective Date.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a)
Each of the Borrower and its Subsidiaries is in compliance in all material respects with all Governmental Requirements applicable to it or its Property. Each of the Borrower and its Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to be or to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)
Neither the Borrower nor any other Relevant Party is in default under, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require the Borrower or any other Relevant Party to Redeem or make any offer to Redeem, any indenture, note, credit agreement or similar instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any other Relevant Party or any of their Properties is bound.
(c)
No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any other Relevant Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes.

(a)
The Borrower and each of the other Relevant Parties has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Relevant Party, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Loan Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.
(b)
No Tax Lien has been filed (other than Permitted Encumbrances described in clause (a) of the definition thereof).
(c)
To the knowledge of the Borrower or any other Relevant Party, no claim is being asserted against the Borrower, any of the other Relevant Parties, or any of their respective Properties with respect to any such Tax or other such governmental charge, in each case, which could reasonably be expected to result in a Material Adverse Effect.

Section 7.10 ERISA.

(a)
The Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
(b)
Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.
(c)
Except as would not reasonably be expected to have a Material Adverse Effect, no act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Loan Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)
No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or any ERISA Affiliate has been or is expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.
(e)
Full payment when due has been made of all amounts which any Loan Party or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and, as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher.
(f)
Except as would not reasonably be expected to result in a Material Adverse Effect, the actuarial present value of the benefit liabilities (based on the assumptions used for purposes of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic No. 715) under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
(g)
Neither any Loan Party nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Loan Party or any ERISA Affiliate in its sole discretion at any time without any material liability.
(h)
Neither any Loan Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.
(i)
Neither any Loan Party nor any ERISA Affiliate is required to provide security under section 436(f) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any of the Relevant Parties are subject, and all other matters known to them (other than matters relating to general political, economic or industry conditions or events that similarly impact similarly situated businesses engaged in the ownership and operation of Midstream Properties), that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The Financial Statements and all of the other reports, financial statements, certificates and other written information (other than forward-looking information, projections and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower or any other Relevant Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), including, without limitation, any such information so furnished to permit the Lenders to comply with the PATRIOT Act, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to financial models, projected financial information, prospect information, budgets, pro forma financial information, estimated financial information, projected Hydrocarbon supply and throughput, geological and geophysical data and engineering projections other estimates and any information of a general economic nature or general industry nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation, it being recognized by the Administrative Agent and the Lenders that (i) such projections, estimates, financial models, projected financial information and projected Hydrocarbon supply and throughput are as to future events and are not to be viewed as facts, (ii) such projections, estimates, financial models, projected financial information and projected Hydrocarbon supply and throughput are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (iii) no assurance can be given that any particular projections, estimates, financial models, projected financial information and projected Hydrocarbon supply and throughput will be realized and (iv) actual results during the period or periods covered by any such projections, estimates, financial models, projected financial information and projected Hydrocarbon supply and throughput may differ from the projected results and such differences may be material. As of the Effective Date, there is no known fact peculiar to the Borrower or any other Relevant Party that would reasonably be expected to result in a Material Adverse Effect and that has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Relevant Party prior to, or on, the date hereof in connection with the transactions contemplated hereby.

Section 7.12 Insurance. Each Relevant Party has (a) all insurance policies sufficient for the compliance by it with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and of comparable size and engaged in the same or a similar business for the assets and operations of such Relevant Party. The Administrative Agent has been named as an additional insured in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee with respect to Property loss insurance. No Loan Party owns any Building or material Manufactured (Mobile) Home, in either case subject to a Mortgage, for which such Loan Party has not delivered to the Administrative Agent evidence or confirmation reasonably satisfactory to the Administrative Agent in accordance with the terms of this Agreement that (a) such Loan Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home in accordance with Section 8.07(b) or (b) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.

Section 7.13 Restrictions on Liens. No Loan Party is a party to any material agreement or arrangement (other than (a) Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease, (b) documents evidencing or securing Purchase Money Indebtedness creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Purchase Money Indebtedness, and (c) documents creating Liens which are described in clauses (g)(i) or (h) of the definition of the term “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease or license described in such clause (g)(i) or (h), as applicable), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14 Subsidiaries; Equity Interests. Except as set forth on Schedule 7.14 or as disclosed in writing (which writing shall be deemed to supplement such Schedule 7.14) to the Administrative Agent (who shall promptly furnish a copy to the Lenders), neither the Borrower nor any other Loan Party has any Subsidiaries. No Relevant Party has any Foreign Subsidiaries. All of the outstanding Equity Interests of each Relevant Party and each Subsidiary have been validly issued and have not been issued in violation of any preemptive or similar rights and are fully paid and non-assessable.

Section 7.15 Capitalization; Location of Business and Offices. Schedule 7.15 hereto accurately reflects, as of the Effective Date, (a) the jurisdiction of incorporation or organization (if applicable) of the Borrower, the other Loan Parties and their respective Subsidiaries, (b) each jurisdiction in which the Loan Parties are qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the organizational identification number of the Borrower, and each other Relevant Party in its jurisdiction of organization (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01), (d) the authorized, issued and outstanding Equity Interests of the Loan Parties and their respective Subsidiaries, including the names of (and number of shares or other equity securities held by) the record and beneficial owners of such Equity Interests, and

(e)
all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase capital stock or limited liability company interests of the Loan Parties and their respective Subsidiaries. Except for the Borrower’s Organization Documents that have been delivered to the Administrative Agent on or prior to the Effective Date (each as in effect on the Effective Date) and as otherwise set forth on Schedule 7.15 hereto, there are no outstanding shareholders agreements, voting agreements or other agreements of any nature which in any way restrict or effect the transfer, pledge or voting of any of the Equity Interests of the Borrower or any other Loan Party or any of their respective Subsidiaries or subject any of such Equity Interests to any put, call, redemption obligation or similar right or obligation of any nature. Each Loan Party’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)).

Section 7.16 Properties; Titles, Etc.

(a)
The Borrower and each other Relevant Party has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its real and personal Property free and clear of all Liens except Permitted Liens and except where the failure of the foregoing, individually or in the aggregate, (i) does not interfere with the ordinary conduct of business of any Loan Party or their ability to utilize such Property for its intended purpose, (ii) does not materially detract from the use of the pipelines in the ordinary course of business and (iii) would not reasonably be expected to have a Material Adverse Effect.

(b)
The Gathering Systems are covered by valid and subsisting recorded fee deeds, leases, easements, rights of way, servitudes, permits, licenses and other instruments and agreements (collectively, “Rights of Way”) in favor of the Borrower or any other applicable Relevant Party (or their predecessors in interest) and their respective successors and assigns, except where the failure of the Gathering Systems to be so covered, individually or in the aggregate, (i) does not interfere with the ordinary conduct of business of any Relevant Party,

(ii) does not materially detract from the value or the use of the portion of the Gathering Systems that are not covered and (iii) would not reasonably be expected to result in a Material Adverse Effect.

(c)
The Rights of Way establish a contiguous and continuous right of way for the Gathering Systems and grant the Borrower or any other applicable Relevant Party (or their predecessors in interest) the right to construct, operate, and maintain the Gathering Systems in, over, under, or across the land covered thereby in the same way that a reasonably prudent owner and operator would inspect, operate, repair, and maintain similar Property and in the same way as the applicable Relevant Parties have inspected, operated, repaired, and maintained the Gathering Systems as reflected in the Financial Statements; provided, however, (i) some of the Rights of Way granted to the Relevant Parties (or their predecessors in interest) by private parties and Governmental Authorities are revocable at the right of the applicable grantor, (ii) some of the Rights of Way cross properties that are subject to liens in favor of third parties that have not been subordinated to the Rights of Way; and (iii) some Rights of Way are subject to certain defects, limitations and restrictions; provided, further, none of the limitations, defects, and restrictions described in clauses (i), (ii) and (iii) above, individually or in the aggregate, (A) materially interfere with the ordinary conduct of business of any Relevant Party, (B) materially detract from the value or the use of the portion of the Gathering Systems that is covered or (C) could reasonably be expected to have a Material Adverse Effect.
(d)
Each Processing Plant is located on lands covered by fee deeds, real Property leases, or other instruments (collectively “Deeds”) in favor of the Borrower or any other applicable Relevant Party (or their predecessors in interest) and their respective successors and assigns. The Deeds grant the Borrower or any other applicable Relevant Party (or their predecessors in interest) the right to construct, operate, and maintain the Processing Plant on the land covered thereby in the same way that a reasonably prudent owner and operator would inspect, operate, repair, and maintain similar Property.
(e)
All Rights of Way and all Deeds necessary for the conduct of the business of the Borrower and the other Relevant Parties are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time or both, would give rise to a default under any such Rights of Way or Deeds that would reasonably be expected to result in a Material Adverse Effect. All rental and other payments due under any Rights of Way or Deeds by any Relevant Party (and their predecessors in interest) have been duly paid in accordance with the terms thereof, except to the extent that a failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f)
The rights and Properties presently owned, leased or licensed by the Borrower and the other Relevant Parties including, without limitation, all Rights of Way and Deeds, include all rights and Properties necessary to permit the Borrower and the other Relevant Parties to conduct their businesses in all material respects in substantially the same manner as such businesses have been conducted prior to the date hereof.
(g)
All of the material Properties of the Borrower and the other Relevant Parties that are reasonably necessary for the operation of their businesses are in good working condition (ordinary wear and tear and casualty and condemnation excepted) and are maintained in accordance with prudent business standards, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the businesses nor the Properties of any of the Relevant Parties is affected in any manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.
(h)
No eminent domain proceeding or taking has been commenced or, to the knowledge of any of the Relevant Parties, is contemplated with respect to all or any portion of the Midstream Properties, except for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(i)
No portion of the Midstream Properties has, since the date of this Agreement, suffered any material damage by fire or other casualty loss except that which has heretofore been repaired or replaced or is in the process of being repaired or replaced, except for any such loss in respect of which the Borrower has complied with its obligations to make the prepayments required on account of such fire or other casualty loss under Section 3.04(b)(iii).
(j)
The Borrower and each other Relevant Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower or such Relevant Party does not infringe upon the rights of any other Person, except for any failure to so own or be licensed to use or any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the offices, Processing Plants, Gathering Systems, improvements, fixtures, equipment, and other Property owned, leased or used by the Borrower and each of the other Relevant Parties in the conduct of their businesses are

(a) being maintained in a state adequate to conduct normal operations, (b) in good operating condition, subject to ordinary wear and tear, and routine maintenance or repair, (c) sufficient for the operation of the businesses of the Borrower and each of the other Relevant Parties as currently conducted, and (d) in conformity with all Governmental Requirements relating thereto.

Section 7.18 Hedging Agreements. Schedule 7.18, as of the Effective Date, and after the date hereof, and each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Hedging Agreements of each Relevant Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) other than the Security Instruments and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.

Section 7.19 Security Instruments.

(a)
Guaranty and Collateral Agreement. The provisions of the Guaranty and Collateral Agreement (and any other Security Instruments delivered pursuant to Section 8.12 or Section 8.14 covering personal property) are effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the personal property Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Guaranty and Collateral Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guaranty and Collateral Agreement), the Liens created by the Guaranty and Collateral Agreement do constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral covered thereby (other than such Collateral in which a Lien or a security interest cannot be perfected by filing, possession or control under the Uniform Commercial Code), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens other than (A) with respect to Collateral consisting of Equity Interests of a Loan Party, Liens that are described in clause (a) of the definition of “Excepted Liens”, and (B) with respect to all other Collateral covered by the Guaranty and Collateral Agreement, Permitted Liens permitted to have priority under the terms of the Guaranty and Collateral Agreement.
(b)
Mortgages. Each Mortgage (including any Mortgage delivered pursuant to Section 8.12 or Section 8.14), is effective to create in favor of the Administrative Agent (or such other trustee as may be required or desired under local law), for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property thereunder, subject only to Permitted Liens and when the Mortgages are filed of record in the counties or parishes where the mortgaged Collateral is located, the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in that portion of the Mortgaged Property constituting real Property and fixtures affixed or attached to such real Property, in each case and superior in right to any other person, other than Permitted Liens permitted to have priority under the terms of each Mortgage.

Section 7.20 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used by the Borrower and other Relevant Parties during the Availability Period (a) to Capital Expenditures and Projects, (b) to pay fees and expenses in connection with this Agreement and the Transactions, (c) to make Restricted Payments permitted pursuant to Section 9.04 and (d) for working capital and other general corporate purposes. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates (x) the provisions of Regulations T, U or X of the Board or (y) any Sanctions.

Section 7.21 Solvency. After giving effect to the transactions contemplated hereby (including each Borrowing hereunder and each issuance, extension or renewal of a Letter of Credit), the Loan Parties, taken as a whole, are Solvent.

Section 7.22 Material Contracts. Schedule 7.22 hereto contains a complete list, as of the Effective Date, of all Material Contracts of the Borrower and each other Relevant Party, including all amendments, supplements or side-letters thereto. All such Material Contracts are in full force and effect on the Effective Date. Neither the Borrower nor any other Relevant Party is in breach under any Material Contract in any way that would reasonably be expected to result in a Material Adverse Effect, and to the knowledge of the Borrower and each other Relevant Party, no other Person that is party thereto is in breach under any Material Contract, in each case, in any way that would reasonably be expected to result in a Material Adverse Effect. None of the Material Contracts prohibits the transactions contemplated under the Loan Documents. Except as shown in Schedule 7.22 hereto, as of the Effective Date, each of the Material Contracts is currently in the name of, or has been assigned to, a Relevant Party (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder), and a security interest in each of the Material Contracts may be granted to the Administrative Agent. The Borrower and the other Relevant Parties have delivered to the Administrative Agent a complete and current copy of each of their Material Contracts, including all amendments, supplements or side-letters thereto, existing on the Effective Date.

Section 7.23 Anti-Terrorism Laws.

(a)
No Loan Party is, and to the knowledge of each Loan Party, none of its Affiliates, officers or directors is in violation of any Governmental Requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time.
(b)
No Loan Party is, and to the knowledge of each Loan Party, no Affiliate, officer, director, broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
(i)
a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)
a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)
a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)
a Person that commits, threatens or conspires to commit or supports

“terrorism” as defined in the Executive Order; or

(v)
a Person that is named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

Section 7.24 Anti-Corruption Laws, Sanctions and Outbound Investment Rules. The Borrower and its Subsidiaries have implemented and maintain in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and its Subsidiaries and their respective directors, officers and employees, and, to the knowledge of the Borrower, their respective agents and Affiliates, in each case, are in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) Anti-Corruption Laws and (iii) the PATRIOT Act in all material respects and have not violated any applicable Sanctions. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, (i) any of their Affiliates or (ii) any agent of such Loan Party or any such Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, and no use of the proceeds thereof by any Loan Party or any Subsidiary, will violate Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions. Neither the Borrower nor any of its Subsidiaries (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (C) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 7.25 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 7.26 Beneficial Ownership Regulation. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 7.27 Labor Matters. Except as set forth on Schedule 7.27, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

Section 7.28 Federal and State Regulation. None of the Gathering Systems provide interstate transportation or storage services that are subject to the jurisdiction of FERC pursuant to the Natural Gas Act of 1938, as amended, or the Natural Gas Policy Act of 1978, as amended, and except for those facilities listed on Schedule 7.28 and expansions thereof (“Interstate Pipelines”), none of the Gathering Systems provide interstate transportation or storage services that are subject to the jurisdiction of FERC pursuant to the Interstate Commerce Act. The Interstate Pipelines are, or will be, subject to rate regulation by FERC under the Interstate Commerce Act. With respect to the Interstate Pipelines, (a) the rates that are, or will be, on file with FERC will be substantially consistent with the terms and conditions of the declaratory order issued by FERC in Docket No. OR16-3, and (b) to the knowledge of the Relevant Parties, no provision of the tariff at issue in FERC Docket No. OR16-3 is unduly discriminatory or unduly preferential. Except as set forth on Schedule 7.28, to the knowledge of any Relevant Party, neither any Relevant Party nor any other Person that now owns or has owned an interest in any of the Interstate Pipelines has been or is the subject of a complaint, investigation or other proceeding regarding their respective rates or practices with respect to the Interstate Pipelines, with the exception of FERC Docket No. OR16-3 in which FERC issued a declaratory order on February 1, 2016 and for which rehearing or clarification may be sought within thirty days of the issuance of such order. No such complaint, petition, or other filing with FERC, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 7.29 FERC and State Pipeline Regulatory Agencies.

(a)
Each Relevant Party is in compliance, in all material respects, with all rules, regulations and orders of FERC and all State Pipeline Regulatory Agencies applicable to the Midstream Properties.
(b)
No Relevant Party is liable for any material refunds or interest thereon as a result of an order from FERC or any other Governmental Authority with jurisdiction over the Gathering Systems.
(c)
Each applicable Relevant Party’s report, if any, on Form 6 filed with FERC or such other forms as required by FERC or a State Pipeline Regulatory Agency complies as to form with all applicable legal requirements and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein not misleading.

Section 7.30 Title to Hydrocarbons. No Relevant Party has title to any of the Hydrocarbons that are transported and/or distributed through the Gathering Systems, except

(a) Hydrocarbons consisting of line fill for the Gathering Systems, (b) other Hydrocarbons pursuant to agreements under which the relevant Relevant Party does not have any exposure to commodity price volatility as a result of having title to such Hydrocarbons, and (c) Hydrocarbons acquired pursuant to Permitted Marketing Activities.

ARTICLE VIII

Affirmative Covenants

Until the Payment in Full of the Secured Obligations, the Borrower covenants and agrees, and each Guarantor by its execution of the Guaranty and Collateral Agreement covenants and agrees, with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 8.01 Financial Statements; Reporting and Certificates; Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)
Annual Financial Statements. Not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, (i) the Borrower’s and its Consolidated Subsidiaries audited consolidated balance sheet and related statements of income or operations, owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form to the figures for the previous fiscal year (if any), all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without any qualification or exception which (x) is of a “going concern” or similar nature, or (y) relates to the limited scope of examination of matters relevant to such financial statement (other than in the case of clauses (x) and (y), resulting from (1) the impending maturity of the Loans hereunder or (2) any prospective breach of any financial covenant)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis, as applicable, in accordance with GAAP consistently applied (except for changes in accounting principles and changes in accounting estimates required by GAAP) and (ii) reports of newly entered and terminated Material Contracts (or material amendments, supplements, waivers or modifications thereto), operations, systems volumes (including actual volumes) and Average Daily Volumes by month in respect of the fiscal quarter then ending, to the extent such reports have not already been provided pursuant to Section 8.01(b)(ii)(B).
(b)
Quarterly Financial Statements and Reports.
(i)
Not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (A) the unaudited consolidated balance sheet and related statements of income or operations, owners’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form to the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if any) and (B) reports of newly entered and terminated Material Contracts (or material amendments, supplements, waivers or modifications thereto), operations, systems volumes (including actual volumes) and Average Daily Volumes by month in respect of such quarterly accounting period, to the extent such reports have not already been provided pursuant to Section 8.01(b)(ii)(B); and
(ii)
as soon as available and in any event within (x) sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (y) one hundred twenty (120) days after the end of the last fiscal quarter of each fiscal year of the Borrower, reports of Marketing Activities during such fiscal quarter, including each of the following: (A) a complete list of all Marketing Agreements that are greater than three (3) months in duration and cover the purchase and sale of greater than 10 MMcf/d and Hedging Agreements in respect of Hydrocarbons entered into or terminated during such fiscal quarter and the material terms thereof (including the type, delivery date, price, notional amounts or volumes and counterparties) and (B) calculations of the open natural gas position and the open basis position as of the last day of such fiscal quarter with respect to each future calendar month for which any Marketing Agreements were outstanding at such time.

All of the foregoing financial statements required pursuant to clause (b)(i) of this Section 8.01 shall be certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries, on a consolidated basis in accordance with GAAP consistently applied (except for changes in accounting principles and changes in accounting estimates required by GAAP), subject to normal year-end adjustments and the absence of footnotes.

(c)
Annual Financial Projections. Within sixty (60) days after the last day of each fiscal year, an annual budget and forecast for the next fiscal year, including a cash flow and Capital Expenditure forecast, together with projections for the Borrower and its Consolidated Subsidiaries, including volumes and pricing assumptions, for each fiscal year of the Borrower through the end of the fiscal year in which the Maturity Date occurs.
(d)
Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b)(i), a certificate of a Financial Officer in substantially the form of Exhibit H hereto (i) certifying that such Financial Officer has reviewed the terms of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision, a review in reasonable detail of the financial position of the Borrower and its Consolidated Subsidiaries during the period covered by such financial statements, which review has not disclosed the existence during or at the end of such period of any condition, event or circumstance that constitutes a Default or, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof that requires any change in the financial reporting of the Relevant Parties, or in any other accounting or financial reporting practices of the Relevant Parties, has occurred since the date of the financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01.
(e)
Certificate of Financial Officer – Hedging Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and (b)(i), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of the relevant fiscal period, a true and complete list of all Hedging Agreements of the Borrower and each other Relevant Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value therefor, any new credit support agreements relating thereto (other than Security Instruments), any margin required or supplied under any credit support document (other than Security Instruments), and the counterparty to each such agreement.

(f)
Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies. In addition to delivery to the Administrative Agent in accordance with Section 12.01, all certificates of insurance coverage shall also be delivered to Wells Fargo Bank at the following address: Wells Fargo Bank, N.A. as Administrative Agent, ISAOA ATIMA, Attn: CUIT Department, MAC C7300-050, 1700 Lincoln Street, 5th Floor, Denver, CO 80203, with an email copy to wlscuit@wellsfargo.com.
(g)
Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any material financial statement, written material report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, or in connection with a default under any indenture, loan or credit or other similar agreement with respect to Material Indebtedness and not otherwise required to be furnished to the Administrative Agent pursuant to any other provision of this Section 8.01.
(h)
Other Accounting Reports. Promptly upon receipt thereof, a copy of any management letter or written report that is submitted to the Borrower or any of its Restricted Subsidiaries from an independent public accountant in connection with an annual, interim or special audit with respect to the business, financial condition or operations of the Borrower or any of its Restricted Subsidiaries; provided that such independent public accountant permits the Borrower or any of its Restricted Subsidiaries, as applicable, to share a copy of such management letter or written report to Administrative Agent and Lenders.
(i)
Information Regarding Loan Parties. Prior written notice of any change

(i) in any Loan Party’s corporate, limited liability company or partnership name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate, limited liability company or partnership structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.

(j)
Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof (or such later date as agreed by the Administrative Agent in its sole discretion), copies of any amendment, modification or supplement to the certificate or articles of formation, operating agreement, any preferred equity designation or any other Organization Document of the Borrower or any other Loan Party.
(k)
Regulatory Notices. Promptly, but in any event within five (5) Business Days after receipt thereof by any Relevant Party, (or such later date as agreed by the Administrative Agent in its sole discretion), a copy of any material and written notice, summons, citation, proceeding or order received from FERC or any other Governmental Authority concerning the regulation of any material portion of the Gathering Systems.

(l)
Certificate of Financial Officer — Consolidating Information. If, at any time all of the Subsidiaries of the Borrower are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Responsible Officer setting forth consolidating spreadsheets and other supplemental financial information in form and detail reasonably acceptable to the Administrative Agent necessary to eliminate the accounts of any Unrestricted Subsidiary or other Person other than the Borrower and its Consolidated Subsidiaries (if any) from such consolidated financial statements.
(m)
Amendments and Modifications to Specified Material Contracts. Promptly, and no later than five (5) Business Days after (i) the execution thereof, copies of any amendment, supplement, waiver or modification of any Specified Material Contract (or provision thereof) and

(ii) the termination of any Specified Material Contract.

(n)
Deposit Accounts, Commodity Accounts and Securities Accounts. Prior to the opening thereof, written notice (such notice to include reasonably detailed information regarding the account number, purpose and location of such Deposit Account, Securities Account or Commodity Account) to the Administrative Agent of any Deposit Account, Securities Account or Commodity Account opened by the Borrower or any of its Subsidiaries; provided that the Borrower or such Subsidiary shall at all times comply with Section 8.19.
(o)
Subsidiaries, Etc. If the Borrower or any Restricted Subsidiary has (subject to the requirements and limitations of this Agreement and the other Loan Documents) formed or acquired a new Restricted Subsidiary or Disposed of or dissolved a Restricted Subsidiary, or redesignated an Unrestricted Subsidiary as a Restricted Subsidiary or a Restricted Subsidiary as an Unrestricted Subsidiary (in each case, in accordance with Section 8.17), or made any additional equity investment in any Person or Disposed of any equity investment in any Person, in each case, since the date of the most recently delivered schedule, a substitute (or supplement to) Schedule 7.14.
(p)
Sale or Issuance of Borrower’s Equity Interests. No later than ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice of any sale or issuance of any Equity Interests in the Borrower to any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Comstock or a wholly-owned Subsidiary of Comstock (a “New Equityholder”) if, immediately after giving effect to such issuance or sale such New Equityholder would, directly or indirectly, beneficially or of record, own 25% or more of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests in the Borrower (determined based on the issued and outstanding Equity Interests in the Borrower immediately after giving effect to such issuance or sale).
(q)
Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any other Relevant Party (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, including, without limitation, all such information disclosure requests made by any Lender to comply with the requirements of applicable “know your customer” and anti-money laundering laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (which shall furnish such notice and information to the Lenders) prompt written notice of the following upon becoming aware of the same:

(a)
the occurrence of any Default;
(b)
the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any other Relevant Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability to the Borrower and the other Relevant Parties in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles;
(c)
the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result liability of the Borrower and the other Loan Parties in an aggregate amount exceeding $10,000,000;
(d)
any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;
(e)
the receipt by any Relevant Party of any environmental site assessment reports, investigations, studies, analyses or other correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) related to any Relevant Party’s Properties or operations thereon, which reports, investigation, studies, analyses or other correspondence, individually or in the aggregate, show liabilities or obligations arising under Environmental Law that would reasonably be expected to result in a Material Adverse Effect;
(f)
the receipt by any Relevant Party of any cash proceeds in excess of

$5,000,000 from any Disposition made pursuant to Section 9.11(f) or from any Recovery Event; provided that such notices of receipt of cash proceeds from any Disposition or any Recovery Event shall only be required during the existence and continuation of an Event of Default;

(g)
any material breach under or termination of any Material Contract, in each case by any Person party thereto; and
(h)
any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or
(d)
of such certification.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each other Relevant Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10 or any disposition permitted under Section 9.11.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each other Relevant Party to, pay the Tax liabilities of the Borrower and such other Relevant Party before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Relevant Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and

(c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will repay the Loans according to the terms thereof, and the Borrower will, and will cause each other Relevant Party to, do and perform every act and discharge all of the obligations required to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at or within the time or times and in the manner specified herein or therein.

Section 8.06 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each other Relevant Party to:

(a)
operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, except, in each case, where the failure to comply would not reasonably be expected to result in a Material Adverse Effect;
(b)
preserve, maintain and keep in good repair, condition, working order and efficiency (ordinary wear and tear excepted) all Property material to the conduct of its business;
(c)
promptly perform or make reasonable and customary efforts to cause to be performed, in all material respects, in accordance with customary industry standards, the obligations required by each and all material assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Properties; and
(d)
to the extent neither the Borrower nor any other Relevant Party is the operator of any Property, use commercially reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance.

(a)
The Borrower shall, and shall cause each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations. On or prior to the date specified in Schedule 8.20, the Borrower shall cause each issuer of an insurance policy (other than insurance policies with respect to workman’s compensation and employer’s liability) to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lenders’ loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an additional insured with respect to each policy of general liability insurance, (ii) providing that thirty (30) days’ notice shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy (other than any cancellation for non-payment of premium, which shall be subject to ten (10) days’ prior notice) and (iii) reasonably acceptable in all other respects to the Administrative Agent.
(b)
With respect to each Building that is or will be subject to the Lien of any Mortgage and is located in a Special Flood Hazard Area (including any such Building owned by a Relevant Party with respect to which the Administrative Agent has not confirmed in writing that such Building will not be required to be Mortgaged Property), the Borrower will, and will cause each other Relevant Party to, obtain Flood Insurance in such total amount as the applicable Flood Insurance Regulations may require and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and otherwise comply with Flood Insurance Regulations.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each other Relevant Party to, keep proper books of record and account as needed to allow it to provide the financial statements and reports required hereunder. The Borrower will, and will cause each other Relevant Party to, permit any representatives designated by the Administrative Agent, upon reasonable prior written (including by email) notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Responsible Officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that (i) other than when an Event of Default has occurred and is continuing such visits and inspections shall not be permitted more than once during any 365-day period and (ii) a Responsible Officer shall be given the opportunity to be present during any inspection. All such inspections or audits by the Administrative Agent conducted in accordance with this Section 8.08 shall be at the Borrower’s reasonable expense. The Borrower hereby authorizes and instructs its independent accountants to discuss the Borrower’s affairs, finances and condition with the Administrative Agent, at the Administrative Agent’s request. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 8.08, none of the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (A) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by (x) applicable law or (y) any bona fide arm’s length third party contract binding on a Loan Party (so long, in the case of this subclause (y), such confidentiality obligation was not created or entered into in contemplation of this provision) or (B) is subject to attorney client or similar privilege or constitutes attorney work product.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each other Relevant Party to, comply in all material respects with all applicable Governmental Requirements. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and each of their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

Section 8.10 Compliance with Agreements; Maintenance of Material Contracts. The Borrower will, and will cause each other Relevant Party to, (i) comply with all material agreements, contracts and instruments binding on it or affecting its Properties or business, including, without limitation, the Material Contracts, in each case as deemed appropriate by such Relevant Parties in their respective reasonable business judgment, (ii) except as may be required from time to time to comply with any applicable Governmental Requirement, maintain each Material Contract in full force and effect (or obtain replacement Material Contracts in form and substance reasonably satisfactory to the Administrative Agent) and enforce such Material Contracts in accordance with their respective terms, in each case except as would not reasonably be expected to result in a Material Adverse Effect, and (iii) upon the request of the Administrative Agent, at any time an Event of Default has occurred and is continuing, make to any counterparty of any Material Contract such reasonable demands and requests for information and reports as any Relevant Party is entitled to make under such Material Contract. Notwithstanding anything in this Agreement to the contrary, any Material Contract (other than a Specified Material Contract) may be amended, modified, supplemented, terminated or replaced, or may expire in accordance with its terms, from time to time so long as any such amendment, modification, supplement, termination, expiration or replacement could not reasonably be expected to (A) be materially adverse to the Lenders or (B) result in a Material Adverse Effect.

Section 8.11 Environmental Matters.

(a)
The Borrower shall at its sole expense (including such contribution from third parties as may be available): (i) comply, and shall cause its Properties and operations and each other Relevant Party and each other Relevant Party’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or any other Relevant Party’s Properties or any other Property to the extent caused by the Borrower’s or any other Relevant Party’s operations except in compliance with applicable Environmental Laws, the disposal or release of which would reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or any other Relevant Party’s Properties, which failure to obtain or file would reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each other Relevant Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or any other Relevant Party’s Properties, which failure to commence and diligently prosecute to completion would reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such reasonable policies of environmental audit and compliance as may be reasonably necessary to continuously determine and assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement would reasonably be expected to have a Material Adverse Effect.

(b)
The Borrower will promptly notify the Administrative Agent in writing of any threatened (in writing) action, investigation or inquiry by any Governmental Authority or any threatened (in writing) demand or lawsuit by any landowner or other third party against the Borrower or its Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action could in any case be reasonably expected to have a Material Adverse Effect.
(c)
The Borrower will, and will cause each other Relevant Party to, provide, if requested in writing (including by email) by the Administrative Agent, copies of any existing environmental assessments, audits, and tests obtained by any Relevant Party in connection with any acquisition, or series of related acquisitions, of any Material Real Properties for consideration in excess of $10,000,000.

Section 8.12 Further Assurances.

(a)
The Borrower at its sole expense shall, and shall cause each other Relevant Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any other Relevant Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, approvals, licenses and permits, all as may be reasonably necessary or appropriate in accordance with the terms of this Agreement and the other Loan Documents, in the reasonable discretion of the Administrative Agent, in connection therewith.
(b)
The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral as “all assets” of the applicable Loan Party (or words of similar effect) without the signature of the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.13 Title Information; Phase I Site Assessments.

(a)
If the Borrower or any other Relevant Party acquires any Material Real Property, the Borrower shall, or shall cause such other Relevant Party to, promptly provide reasonable title information regarding such Material Real Property to the Administrative Agent such that the Administrative Agent shall have such title information for the Material Real Property of the Borrower and the other Relevant Parties that is satisfactory to it in all respects in its reasonable exercise of its credit judgment as a senior secured lender. The Borrower shall, within forty-five (45) days of notice from the Administrative Agent objecting to title defects or exceptions that exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 9.03 raised by such information, or (ii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on the Midstream Properties of the Borrower and the other Relevant Parties.
(b)
If the Borrower or any other Relevant Party desires to acquire any Processing Plant for consideration in excess of $50,000,000, the Borrower shall, or shall cause such other Relevant Party to, provide to the Administrative Agent the results of a current phase I site assessment regarding such acquired real property on which such Processing Plant is situated prior to the acquisition of such Processing Plant, provided that the Administrative Agent may, in its sole and absolute discretion, elect not to require any such site assessment that would otherwise be so required.

Section 8.14 Additional Collateral; Additional Guarantors.

(a)
In the event that (x) any Loan Party acquires or forms a Subsidiary that is not designated as an Unrestricted Subsidiary in accordance with Section 8.17(a), or (y) any Unrestricted Subsidiary is designated as a Loan Party in accordance with Section 8.17(b), the Borrower shall promptly, and in any event within thirty (30) days after such event (or such later date as agreed by the Administrative Agent in its sole discretion), (i) cause such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guaranty and Collateral Agreement and such other Security Instruments, including Mortgages (in each case in proper form for filing, registration or recordation, as applicable) as are reasonably requested by the Administrative Agent, and take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a first priority, perfected Lien (subject only to Permitted Liens) on substantially all of the tangible and intangible Property of such Loan Party other than Excluded Property (and subject to any other express limitations set forth in the Security Instruments), (ii) cause the owner or owners, as the case may be, of 100% of the issued and outstanding Equity Interests in such Subsidiary to pledge such Equity Interests (including, without limitation, delivery of original certificates evidencing the Equity Interests, if any, of such Subsidiary, together with an appropriate undated stock power (or equivalent instrument of transfer) for each certificate duly executed in blank by the registered owner thereof) and (iii) cause such

Subsidiary and pledgor or pledgors to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(b)
The Borrower will at all times, but subject, in the case of real property, to the time periods contemplated by the immediately following sentence, cause the other material tangible and intangible Property of the Borrower and each other Loan Party not covered by the Security Instruments (other than Excluded Property) to be subject to a Lien pursuant to the Security Instruments. In furtherance of the foregoing, within forty-five (45) days after (or such later date as agreed by the Administrative Agent in its sole discretion) the end of each six-month period ending June 30th and December 31st during which any Loan Party receives copies of any recorded Deeds and/or Rights of Way in favor of any of the Loan Parties with respect to any owned real Property that is or becomes Material Real Property, the Borrower shall, or shall cause the applicable Loan Party to, (i) provide copies of such recorded Deeds and/or Rights of Way to the Administrative Agent, (ii) deliver to the Administrative Agent and each Lender, with respect to any Building owned by a Loan Party and located on real Property covered by any such Deeds and/or Rights of Way, evidence or confirmation reasonably satisfactory to the Administrative Agent or such Lender that (A) such Loan Party maintains Flood Insurance for any such Building or Manufactured (Mobile) Home located in a Special Flood Hazard Area in compliance with Flood Insurance Regulations (including delivery to the Administrative Agent or such Lender of any notices or certificates as required by such Flood Insurance Regulations) or (B) any such Building or Manufactured (Mobile) Home is of immaterial value, in each case as certified in writing by a Responsible Officer, and (iii) subject to the proviso of the immediately preceding sentence, execute and deliver Mortgages on such Deeds and/or Rights of Way in favor of the Administrative Agent; provided that, if such real Property is located in a “special flood hazard area”, such Mortgage shall not be executed and delivered to the Administrative Agent until the date that is fifteen (15) Business Days after the Administrative Agent has delivered to the Lenders the following documents in respect of such real Property: (1) a completed flood hazard determination from a third-party vendor, (2) if such real Property is located in a “special flood hazard area”, (I) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (II) evidence of receipt by the applicable Loan Parties of such notice; and (3) if required by applicable Flood Insurance Regulations, evidence of required flood insurance. Notwithstanding the foregoing in this Section 8.14(b), with respect to any Property, if the Administrative Agent determines in its sole discretion that the cost, financial and otherwise, of obtaining or maintaining a Lien, perfecting a Lien, and/or complying with all Governmental Requirements with respect to such a Lien outweigh the benefit to the Secured Parties of the security afforded thereby, then the Administrative Agent may elect not to be granted or not to perfect a Lien in such Property.
(c)
Borrower shall (i) at all times prior to the Pinnacle Redemption Effective Date, cause all direct owners of Equity Interests in the Borrower (other than Pinnacle Preferred Equity Interests) to be party to the Parent Pledge Agreement pursuant to which 100% of the outstanding Equity Interests in the Borrower (other than Pinnacle Preferred Equity Interests) will be pledged as Collateral and (ii) at all times from and after the date that is five (5) Business Days following the Pinnacle Redemption Effective Date, cause all direct owners of Equity Interests in the Borrower to be party to the Parent Pledge Agreement pursuant to which 100% of the outstanding Equity Interests in the Borrower will be pledged as Collateral.

Section 8.15 ERISA Compliance. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and any ERISA Affiliate will furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction”, as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, such Loan Party or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Loan Party or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), each Loan Party will (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the Pension Funding Rules, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16 Maintenance of Gathering Systems and Processing Plants. The Borrower will, and will cause each other Loan Party to, (a) maintain or cause the maintenance of their respective interests and rights in the Rights of Way for their Gathering Systems and in their Processing Plants, to the extent the failure to do so, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (b) subject to Permitted Liens, maintain the Gathering Systems within the confines of the Rights of Way without material encroachment upon any adjoining Property and maintain the Processing Plants within the boundaries of the Deeds and without material encroachment upon any adjoining Property if failure to do so would reasonably be expected to result in a Material Adverse Effect, (c) maintain such rights of ingress and egress necessary to permit the Loan Parties to inspect, operate, repair, and maintain the Midstream Properties, including the Gathering Systems and the Processing Plants, to the extent that failure to maintain such rights, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; provided that the Loan Parties may hire third parties to perform these functions, and (d) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (a), (b), and (c) of this Section 8.16 in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could reasonably be expected to result in a termination or loss thereof, except any such failure to pay or default that would not reasonably, individually or in the aggregate, be expected to result in a Material Adverse Effect.

Section 8.17 Designations of Unrestricted Subsidiaries and Loan Parties.

(a)
The Borrower may designate any Restricted Subsidiary, including any newly formed or newly acquired Subsidiary, as an “Unrestricted Subsidiary” by written notification thereof to the Administrative Agent, provided that (i) immediately prior, and after giving effect, to such designation, (A) the representations and warranties of each Loan Party contained in each of the Loan Documents are true and correct in all material respects (without duplication of any materiality qualification applicable thereto) on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (without duplication of any materiality qualification applicable thereto) as of such date), (ii) immediately prior, and after giving effect, to such designation, no Default or Event of Default exists at the time of or after giving effect to such designation (and the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01(a)), (iii) such Unrestricted Subsidiary does not own, directly or indirectly, any Equity Interests in any Relevant Party, (iv) the Investment deemed to be made in such Subsidiary (and its subsidiaries) pursuant to the next sentence would be permitted to be made at the time of such designation under Section 9.05(m) and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” for the purpose of, or guarantees, any Indebtedness of any Relevant Party. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute (i) an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of all such Person’s outstanding Investment therein and (ii) an asset disposition of the Property of such Subsidiary (and its Subsidiaries) (and Equity Interests therein) for purposes of Section 9.11. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements for an Unrestricted Subsidiary set forth in Section 8.18, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 9.02, the Borrower shall be in default of such covenant.

(b)
The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and an incurrence of Liens by a Restricted Subsidiary on the property of such Unrestricted Subsidiary then subject to any Liens, and such designation will only be permitted if

(i) such Indebtedness is permitted under Section 9.02 and such Liens are permitted under Section 9.03, (ii) immediately prior, and after giving effect to such designation, (A) no Default or Event of Default is in existence immediately prior to, or would be in existence immediately following such designation (and the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01(a)) and (B) all representations and warranties herein with respect to such designated Restricted Subsidiary will be true and correct in all material respects (without duplication of any materiality qualifier) as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date and (iii) such Subsidiary becomes a Loan Party to the extent required by Section 8.14. Any such designation shall (x) be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of any applicable limitations on Investments under Section 9.05 and (y) constitute the incurrence at the time of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. Any such designation shall be evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent prior to such designation certifying that the conditions of this Section 8.17(b) are satisfied as of the date of such designation (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance on a pro forma basis, with the covenants set forth in Section 9.01(a)).

Section 8.18 Agreements Regarding Unrestricted Subsidiaries. The Borrower:

(a)
will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its Restricted Subsidiaries, on the one hand, and each of the Unrestricted Subsidiaries, on the other hand, to be commingled) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Borrower and the Restricted Subsidiaries (except (i) with respect to the treatment for tax purposes of the Borrower or any Restricted Subsidiary holding any interest in an Unrestricted Subsidiary that is regarded as a partnership and (ii) for the common management/directorship between the Borrower and any Unrestricted Subsidiary);
(b)
will not, and will not permit any of the Restricted Subsidiaries to, incur, assume or suffer to exist any Guarantee by the Borrower or such Restricted Subsidiary of, or be or become liable for any Indebtedness of any Unrestricted Subsidiary;
(c)
will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary;
(d)
will not permit any Unrestricted Subsidiary to have any Indebtedness other than Non-Recourse Debt;
(e)
will not permit any Unrestricted Subsidiary to be a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;
(f)
will not, nor will it permit any of its Restricted Subsidiaries to, have any direct or indirect obligation (i) to subscribe for additional Equity Interests of such Person or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(g)
will not permit any Unrestricted Subsidiary to Guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries.

Section 8.19 Accounts. Subject to Section 8.20, the Borrower and each of its Restricted Subsidiaries will maintain the Administrative Agent as its principal depository bank, including for the maintenance of any Deposit Account, Securities Account or Commodities Account (other than any Excluded Account) for the conduct of its business. Subject to Section 8.20, all such Deposit Accounts, Securities Accounts or Commodities Accounts (other than Excluded Accounts) shall at all times be subject to an Account Control Agreement.

Section 8.20 Post-Closing Covenant. The Borrower shall comply with the requirements set forth on Schedule 8.20 within the applicable time periods (as such time periods may be extended by the Administrative Agent in its sole discretion). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 8.20 within the time periods required by this Section 8.20, rather than as elsewhere provided in the Loan Documents).

ARTICLE IX

Negative Covenants

Until Payment in Full of the Secured Obligations, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a)
Leverage and Interest Coverage Ratios. As of the last day of each Rolling Period ending after the Effective Date (commencing with the Rolling Period ending June 30, 2026):
(i)
Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio as of such date to be less than 2.50 to 1.00; and
(ii)
Consolidated Net Leverage Ratio. The Borrower shall not permit the Consolidated Net Leverage Ratio as of such date to exceed 4.00 to 1.00.
(b)
Right to Cure Leverage or Interest Coverage Default. Notwithstanding anything to the contrary contained in this Section 9.01 or in ARTICLE X, in the event that the Borrower fails to comply with the requirements of Section 9.01(a)(i) (any such event, an “Interest Coverage Default”) and/or Section 9.01(a)(ii) (any such event, a “Leverage Covenant Default”), then the Borrower shall have the right to cure any such Default (such right, the “Equity Cure Right”) subject to the following terms and conditions:
(i)
The Borrower shall deliver to the Administrative Agent irrevocable written notice of its intent to exercise the Equity Cure Right (the “Equity Cure Notice”) no later than ten (10) calendar days after the date on which financial statements and a compliance certificate covering the Rolling Period in respect of which such Default has occurred (such Rolling Period, the “Default Test Period”) are required to be delivered pursuant to Section 8.01(a), (b) and (d), as applicable (such delivery date, the “Default Delivery Date”). The Equity Cure Notice shall set forth the calculation of the Equity Cure Amount and be certified by a Financial Officer of the Borrower.
(ii)
In the event of any Leverage Covenant Default and any Interest Coverage Default, if the Borrower delivers a timely Equity Cure Notice, Equity Cure Contributions made in or to the Borrower during the period commencing on the last day of the Default Test Period and ending on the date that is ten (10) calendar days after the Default Delivery Date resulting in the Borrower receiving Net Equity Proceeds in an amount not less than the applicable Equity Cure Amount (the date the Borrower receives such Net Equity Proceeds, the “Equity Cure

Contribution Date”) then, (x) Consolidated EBITDA for the Default Test Period shall be deemed to be increased by an amount equal to the lesser of (1) the amount of Net Equity Proceeds received by the Borrower on the Equity Cure Contribution Date and (2) the applicable Equity Cure Amount with respect to such Leverage Covenant Default and/or Interest Coverage Default, and the Borrower shall be deemed to have satisfied the requirements of clause (a)(i) and/or (ii), as applicable, of this Section 9.01 as of the last day of the Default Test Period with the same effect as though there was no failure to comply therewith as of such date, and (y) such Leverage Covenant Default and/or such Interest Coverage Default, as the case may be, shall be automatically deemed cured and waived for all purposes of this Agreement; provided that (A) with respect to any such Leverage Covenant Default or Interest Coverage Default, the Equity Cure Amount shall be applied solely to increase Consolidated EBITDA for the Default Test Period to the extent set forth in clause (b)(ii)(x) above (which increase shall also be included in determining Consolidated EBITDA for any Rolling Period that includes the fiscal quarter for which the Equity Cure Amount was paid), (B) for purposes of calculating Annualized EBITDA, the Equity Cure Amount shall not be annualized and instead shall be added after the annualization of Unadjusted Consolidated EBITDA in accordance with the definition of “Annualized EBITDA”, and (C) the Equity Cure Amount shall not be added in calculating Consolidated EBITDA (including calculations of Unadjusted Consolidated EBITDA) for the purposes of determining whether or not the Borrower has satisfied any pro forma financial covenant tests set forth in this Agreement, for determining the Maximum Credit Amount, for determining the amount of any covenant baskets or carve outs, for determining the Applicable Margin or for any other purpose not expressly contemplated by this Section 9.01(b)(ii); provided further that from the date that financial statements and a compliance certificate are required to be delivered pursuant to Section 8.01(a), (b) and (d), as applicable, and an Equity Cure Notice has been delivered, until the earliest to occur of (I) the Equity Cure Contribution Date or (II) the date on which the Administrative Agent is notified by the Borrower that the Equity Cure Contribution will not be consummated, the Leverage Covenant Default and Interest Coverage Default shall constitute a Default (but not an Event of Default) for all purposes under this Agreement, but neither the Administrative Agent nor any Lender shall impose default interest, accelerate the Secured Obligations, terminate the Commitments or exercise any enforcement remedy against any Loan Party or any of their respective Property, in each case solely with respect to such Leverage Covenant Default and/or Interest Coverage Default.

(iii)
Notwithstanding anything to the contrary in the foregoing provisions of this Section 9.01(b), (A) the Equity Cure Right may only be exercised in connection with a Leverage Covenant Default and/or an Interest Coverage Default, (B) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters for which the Equity Cure Right is not exercised, and (C) the Equity Cure Right may be exercised no more than four times during the term of this Agreement.

Section 9.02 Indebtedness. The Borrower will not, and will not permit any Relevant Party to, incur, create, assume or suffer to exist any Indebtedness, except:

(a)
the Secured Obligations;
(b)
Capital Lease Obligations and Indebtedness under Synthetic Leases or Indebtedness that constitutes Purchase Money Indebtedness; provided that (i) the aggregate principal amount of all Indebtedness described in this Section 9.02(b) at any one time outstanding shall not exceed $20,000,000, and (ii) such Indebtedness may not be incurred for the purpose of expanding, purchasing or constructing a new Processing Plant or Gathering System (but, for the avoidance of doubt, such Indebtedness may be incurred to purchase replacement equipment, parts, or components for any such new Processing Plants and Gathering Systems and for any existing Processing Plants and Gathering Systems);

(c)
Indebtedness (other than Indebtedness for borrowed money) associated with performance bonds, bid bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or required in connection with the enforcement or defense of rights or claims of the Borrower, any other Relevant Party or any Subsidiary or judgments that do not result in an Event of Default;
(d)
intercompany Indebtedness between the Borrower and any other Relevant Party (or any of them) (except that (i) a Restricted Subsidiary that is not a Loan Party may extend loans only to other Restricted Subsidiaries that are not Loan Parties and (ii) a Loan Party may not extend loans to a Restricted Subsidiary that is not a Loan Party); provided that (i) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party (or to the Administrative Agent under the Security Instruments), and (ii) any such Indebtedness owed by (A) a Loan Party shall be subordinated to the Secured Obligations on terms set forth in the Guaranty and Collateral Agreement or (B) a Relevant Party that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent;
(e)
Guarantees by any Loan Party of Indebtedness of any other Loan Party not otherwise prohibited pursuant to this Section 9.02 and the incurrence by a Loan Party of obligations with respect to surety or other bonds and similar instruments to the extent such obligations are provided as credit support for the obligations of any other Loan Party not otherwise prohibited by this Section 9.02;
(f)
obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Hedging Transaction permitted under Section 9.17;
(g)
endorsements of negotiable instruments for collection, deposit or negotiation, in each case, incurred in the ordinary course of business;
(h)
contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with acquisitions permitted under Section 9.05 and purchasers in connection with Dispositions permitted under Section 9.11;
(i)
deferred compensation arrangements in the ordinary course of business;
(j)
Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, provided that such Indebtedness does not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the underlying policy;
(k)
other unsecured Indebtedness of the Relevant Parties not to exceed

$20,000,000 in the aggregate at any one time outstanding;

(l)
Indebtedness arising (i) from the honoring by a bank or other financial institution of a check, draft, payment order or other debit drawn, presented or issued against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within five (5) Business Days of its incurrence or (ii) under any cash management or treasury management arrangement provided by a bank or other financial institution in the ordinary course of business; and
(m)
to the extent constituting Indebtedness, the obligations of the Borrower under the Pinnacle Redemption Agreement.

Section 9.03 Liens. The Borrower will not, and will not permit any Relevant Party to, create, incur, assume or permit to exist any Liens on any of its Properties (now owned or hereafter acquired), except:

(a)
Liens securing the payment of any Secured Obligations pursuant to the Security Instruments;
(b)
Excepted Liens;
(c)
Liens securing Capital Lease Obligations and Purchase Money Indebtedness permitted by Section 9.02(b) but only on the Property under lease or the Property purchased with such Purchase Money Indebtedness, as applicable, together with accessions and improvements thereto, insurance thereon and proceeds of the foregoing;

it being understood that, except with respect to Liens permitted under clause (c) above, nothing in this Section 9.03 or elsewhere in this Agreement shall be deemed to constitute or otherwise be construed as an agreement by the Administrative Agent or any other Secured Party to subordinate the Secured Obligations or any Liens granted in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents to any other Permitted Lien or obligations.

(d)
Liens attaching to cash earnest money deposits made by a Relevant Party or other escrowed amounts in connection with an actual or anticipated acquisition by a Relevant Party permitted under Section 9.05 in an aggregate amount not to exceed $5,000,000 at any time outstanding;
(e)
Liens on the Equity Interests of any Unrestricted Subsidiary;
(f)
Liens securing Indebtedness permitted under Section 9.02(j), provided that such Liens do not attach or otherwise extend to any Property of any Relevant Party other than the proceeds of insurance policies the premiums of which are financed by such Indebtedness; and
(g)
other Liens securing obligations in an aggregate amount not to exceed

$2,500,000 at any time.

No intention to subordinate the first priority Liens granted in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Instruments is to be hereby implied or expressed by the permitted existence of Liens pursuant to this Section 9.03.

Section 9.04 Restricted Payments. The Borrower will not, and will not permit any other Relevant Party to, declare or make, or agree to pay or make, directly or indirectly (collectively in this Section, “make” or “making”, as the case may be), any Restricted Payment, except:

(a)
Restricted Subsidiaries may declare and pay dividends ratably (or on a basis more favorable to the Borrower or its Restricted Subsidiaries) with respect to their Equity Interests;
(b)
the Borrower may make Restricted Payments with respect to any of its Equity Interests payable solely in additional shares of any of its Equity Interests (other than Disqualified Equity Interests);
(c)
the Borrower may pay Permitted Tax Distributions in accordance with its Organization Documents;
(d)
at any time after the Initial Period, the Borrower may declare and make Restricted Payments in cash in an amount not to exceed Available Cash so long as immediately before and after giving effect to any such Restricted Payment and both at the time such Restricted Payment is declared and at the time such Restricted Payment is made, each of the following conditions is satisfied:
(i)
no Default or Event of Default exists or would result therefrom;
(ii)
the Consolidated Net Leverage Ratio shall not exceed 3.00 to 1.00 on a pro forma basis; and
(iii)
the Loan Parties’ Liquidity is not less than 15% of the total

Commitments;

(e)
the Borrower may make Restricted Payments to the holders of Pinnacle

Preferred Equity Interests in accordance with the PGS LLC Agreement as in effect on the Effective Date so long as immediately before and after giving pro forma effect thereto (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Consolidated Net Leverage Ratio shall not exceed 3.75 to 1.00 on a pro forma basis and (iii) the Loan Parties’ Liquidity is not less than 10% of the total Commitments;

(f)
the Borrower may redeem Pinnacle Preferred Equity Interests so long as immediately before and after giving pro forma effect thereto (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Consolidated Net Leverage Ratio shall not exceed 2.00 to 1.00 on a pro forma basis and (iii) the Loan Parties’ Liquidity is not less than 20% of the total Commitments; and
(g)
so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect thereto, the Consolidated Net Leverage Ratio shall not exceed 3.00 to 1.00 on a pro forma basis, the Borrower may consummate the Specified Pinnacle Equity Redemption; provided that, for the avoidance of doubt, on the date thereof (the “Pinnacle Redemption Effective Date”), (x) the Borrower must redeem all, and not less than all, of the then outstanding Pinnacle Preferred Equity Interests and (y) if the Pinnacle Redemption Effective Date occurs during the Initial Period, the Borrower shall deliver to the

Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth a reasonably detailed pro forma calculation (after giving effect to the Specified Pinnacle Equity Redemption and any Borrowings to be made on the Pinnacle Redemption Effective Date) of the Initial Period Consolidated Net Leverage Ratio as of the Pinnacle Redemption Effective Date (such certificate, the “Pinnacle Redemption Compliance Certificate”).

Section 9.05 Investments, Loans, Advances and Acquisitions. The Borrower will not, and will not permit any Relevant Party to, make or permit to remain outstanding any Investments other than:

(a)
Cash Equivalents;
(b)
Investments by the Borrower and the Guarantors existing on the date hereof in the Equity Interests of their respective Subsidiaries;
(c)
Investments (i) by the Borrower or any Guarantor in any Guarantor (or in any newly-formed or acquired Subsidiary that becomes a Guarantors pursuant to Section 8.14 substantially concurrently with the making of such Investment) or by any Guarantor in the Borrower and (ii) by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary (provided that loans by a Restricted Subsidiary that is not a Guarantor to the Borrower or a Guarantor shall be subordinated in right of payment to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent);
(d)
Guarantees constituting Indebtedness permitted by Section 9.02(e);
(e)
advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(f)
bank deposits in the ordinary course of business;
(g)
(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(g)(ii) exceeds $5,000,000;
(h)
Investments received as the non-cash portion of consideration received in connection with dispositions of Property permitted under Section 9.11;
(i)
Investments consisting of deposits made in the ordinary course of business securing obligations or performance under contracts;
(j)
non-hostile purchases or acquisitions made by any Loan Party, whether in one or more related transactions, of 100% of the Equity Interests in any Person or group of Persons or of Midstream Properties comprising a business unit, so long as at the time of the making of any such purchase or acquisition and after giving effect thereto:

(i)
no Default or Event of Default exists or would result therefrom;
(ii)
the target Person or group of Persons or business unit, as applicable, is in a line of business permitted under Section 9.06;
(iii)
the Borrower is in pro forma compliance with Section 9.01(a) (whether or not the financial covenants contained therein are then in effect);
(iv)
the Relevant Parties have Liquidity of not less than 15% of the total

Commitments;

(v)
the Borrower provides the Administrative Agent 10 days’ prior notice of such purchase or acquisition (or such later notice as is acceptable to the Administrative Agent in its sole discretion), together with a description of the Persons and Midstream Properties to be acquired, as the case may be, and financial statements and projections with respect to such Persons and Midstream Properties in form and substance reasonably acceptable to the Administrative Agent;

(vi)
if a Person is the to be acquired such Person shall become a Restricted Subsidiary or if Midstream Properties are to be acquired, such Midstream Properties must be acquired by a Loan Party; and
(vii)
the Loan Party making such purchase or acquisition promptly complies with its obligations under Sections 8.12, 8.13 and 8.14 with respect to such acquisition, as applicable;
(k)
to the extent constituting Investments not otherwise permitted under this Section 9.05, the purchase or acquisition in Rights of Way and the purchase of equipment and other Property in the ordinary course of business;
(l)
Investments in Hedging Agreements permitted under Section 9.17;
(m)
at any time after the Initial Period, Investments (other than Guarantees) in an aggregate amount not to exceed Available Cash so long as immediately before and after giving effect to any such Investment, each of the following conditions is satisfied:
(i)
no Default or Event of Default exists or would result therefrom;
(ii)
the Consolidated Net Leverage Ratio shall not exceed 4.00 to 1.00 on a pro forma basis; and

(iii)
the Loan Parties’ Liquidity is not less than 15% of the total

Commitments;

(n)
so long as no Event of Default has occurred and is continuing, other Investments (other than Guarantees) made by the Borrower or any other Relevant Party not to exceed $5,000,000 in the aggregate at any time outstanding;

provided (i) that any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (ii) notwithstanding anything in this Section 9.05 or elsewhere in this Agreement to the contrary, no Investment shall be permitted in any Unrestricted Subsidiary, unless, such Investment does not include the Disposition of any Collateral (other than cash or Cash Equivalents) and (iii) Investment in the Borrower (or any direct or indirect parent thereof) through redemptions, purchases, acquisitions or other retirements of Equity Interests in the Borrower (or any direct or indirect parent thereof) shall only be permitted to the extent constituting a Restricted Payment permitted by Section 9.04.

Section 9.06 Nature of Business; International Operations; Limitations Regarding Outbound Investment Rules.

(a)
The Borrower will not permit any other Relevant Party or Subsidiary to engage (directly or indirectly) in any line of business other than acting as midstream companies primarily engaged in gathering, treating, storing, compressing, transporting, fractionating, processing, treating, blending and selling Hydrocarbons (and related substances) and the products thereof and other midstream businesses reasonably related thereto. From and after the date hereof, the Relevant Parties will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) to purchase or lease, or acquire Deeds or Rights of Way in, any real Property not located within the geographical boundaries of the United States.
(b)
The Borrower shall at all times remain organized under the laws of the United States or any state thereof or the District of Columbia, and shall cause each other Subsidiary (whether existing as of the date of this Agreement or acquired or formed after the date of this Agreement) to remain a Domestic Subsidiary.
(c)
Neither the Borrower nor any Relevant Party shall (i) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (ii) engage, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (C) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 9.07 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. Neither the Borrower nor any other Loan Party or any Person acting on behalf of the Borrower or any other Loan Party will take any action that might cause any of the Loan Documents to violate (a) Regulations T, U or X or any other regulation of the Board, (b) section 7 of the Securities Exchange Act, (c) Sanctions, or (d) Anti-Corruption Laws, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower or the applicable Loan Parties will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08 ERISA Compliance. The Borrower will not, and will not permit any other Relevant Party to, at any time:

(a)
engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which such Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
(b)
terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of such Loan Party or any ERISA Affiliate to the PBGC;
(c)
fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, such Loan Party or any ERISA Affiliate is required to pay as contributions thereto;
(d)
permit, or allow any ERISA Affiliate to permit, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan to fall below 80%;
(e)
contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;
(f)
acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to such Loan Party or with respect to any ERISA Affiliate of the such Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities (based on assumptions used for purposes of FASB ASC Topic No. 715) under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, except as would not have a Material Adverse Effect;
(g)
incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;
(h)
contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(i)
amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that such Loan Party or any ERISA Affiliate is required to provide security to such Plan under section 436(f) of the Code.

Section 9.09 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any other Relevant Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any other Relevant Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable to any Person other than a Relevant Party.

Section 9.10 Mergers, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, excluding any Division, a “consolidation”), divide, enter into any plan of Division, or be subjected to any Division, or liquidate or dissolve; provided that

(a)
the Borrower or any other Relevant Party may participate in a consolidation with any other Person so long as (i) no Event of Default is continuing, (ii) any such consolidation would not cause a Default hereunder, (iii) if the Borrower consolidates with any Person, the Borrower shall be the surviving Person, and (iv) if any other Relevant Party consolidates with any Person (other than the Borrower or another Relevant Party) and such Relevant Party is not the surviving Person, such surviving Person shall be a Wholly-Owned Subsidiary and shall expressly assume in writing (in form and substance satisfactory to the Administrative Agent) all obligations of such Loan Party under the Loan Documents;
(b)
any Restricted Subsidiary that is not a Loan Party may merge with

(i) another Restricted Subsidiary that is not a Loan Party or (ii) any Loan Party, in each case so long as a Loan Party is the surviving Person;

(c)
a Subsidiary may wind-up, dissolve, liquidate or sell or transfer its Property if (i) all of its Property is transferred to the Borrower or another Loan Party and (ii) the Loan Party acquiring such Property promptly complies with its applicable obligations under Sections 8.12 and 8.14;
(d)
any Subsidiary may sell, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its Property to any other Person to the extent permitted by Section 9.11(d); and
(e)
any Relevant Party (other than the Borrower) may participate in a merger or consolidation with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any other Relevant Party and if one of such Relevant Parties is a Loan Party, then the surviving Person shall be a Loan Party;

provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 9.05.

Section 9.11 Sale of Properties. The Borrower will not, and will not permit any Restricted Subsidiary to, Dispose of any of its Property, whether now owned or hereafter acquired, or issue or Dispose of any shares of any Restricted Subsidiary’s Equity Interests to any Person, except for:

(a)
the sale of inventory in the ordinary course of business;
(b)
the sale or transfer of obsolete or worn out equipment or other assets of the Borrower or such Restricted Subsidiary, or equipment that is no longer necessary in the conduct of the business of the Borrower or such Restricted Subsidiary or equipment or assets that are replaced by equipment or assets of at least comparable value and use;
(c)
the sale or other transfer of surplus Rights of Way that are no longer used or otherwise necessary in the business of the Loan Parties;
(d)
the transfer of Property to another Loan Party (subject to compliance with

Section 8.14);

(e)
to the extent constituting a transfer or other Disposition of Property, (i) uses of cash and Cash Equivalents in transactions not otherwise prohibited under this Agreement or any other Loan Document, (ii) any Casualty Event, (iii) the creation of Permitted Liens, (iv) Restricted Payments permitted by Section 9.04, (v) the making of Investments permitted by Section 9.05 and,

(vi) mergers, consolidations and transfers of assets permitted by Section 9.10 (other than Section 9.10(d));

(f)
Dispositions (excluding Divisions) not listed in clauses (a) through (e) above, having, in the aggregate for all such Dispositions by the Relevant Parties, a fair market value not to exceed $15,000,000 during any fiscal year of the Borrower so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalents and

(iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Property subject to such Disposition (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect);

(g)
(i) Dispositions of accounts receivables in connection with transactions permitted under Section 9.09, (ii) termination of leases in the ordinary course of business, (iii) the expiration of any option agreement in respect of real or personal Property, (iv) any surrender or waiver of contractual rights (subject to Section 8.10) or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business, (v) the abandonment, cancellation or lapse of intellectual property rights that, in the reasonable good faith determination of the Borrower, are not material to the business and operations of the Borrower and its Subsidiaries and (vi) the termination or other Disposition of Hedging Agreements in the ordinary course of business;

(h)
grants of leases, subleases, licenses or sublicenses, easements, rights of way or similar rights or encumbrances, in each case, in the ordinary course of business and to the extent that the foregoing do not individually or in the aggregate, materially interfere with the business and operations of the Borrower and its Subsidiaries;
(i)
Dispositions of letters of credit or similar instruments to banks or other financial institutions in the ordinary course of business in exchange for cash and cash equivalents;
(j)
the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or

any Guarantor that is a Wholly-Owned Subsidiary;

(k)
the sale and discount of receivables permitted by Section 9.09; and
(l)
Dispositions of Property to the Borrower or any other Relevant Party;

provided that if the transferor of such property is a Loan Party, the transferee thereof must be a

Loan Party.

Notwithstanding anything to the contrary herein contained, (i) any Disposition constituting an Investment by the Borrower or a Guarantor in an Unrestricted Subsidiary or a non-Guarantor Restricted Subsidiary shall be subject to Section 9.05 and (ii) in the event of the Disposition of Equity Interests in any Restricted Subsidiary to any Person other than the Borrower or a Guarantor, the Disposition shall be of all such Equity Interests held by the Borrower and its Subsidiaries.

Section 9.12 Environmental Matters. The Borrower will not, and will not permit any other Loan Party or Subsidiary to, cause or permit any of their Property to be in violation of, or do anything or permit anything to be done that will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property, where such violations, Release or threatened Release, exposure or Remedial Work would reasonably be expected to have a Material Adverse Effect.

Section 9.13 Transactions with Affiliates. The Borrower will not, and will not permit any other Relevant Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for (a) Restricted Payments permitted under Section 9.04 and Investments permitted under Section 9.05 (other than under Sections 9.05(e), (h),

(k) and (l)), (b) transactions described on Schedule 9.13, (c) the Pinnacle Redemption Agreement,

(d)
transactions between or among Loan Parties and not involving any other Affiliate,
(e)
transactions that are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (f) reasonable compensation to, and the terms of employment contracts entered into in the ordinary course of business with, individuals who are officers, managers and directors of a direct or indirect parent company of the Borrower.

Section 9.14 Subsidiaries. The Borrower will not, and will not permit any other Relevant Party to, create or acquire any additional Subsidiary unless the Borrower gives prior written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.12 and

Section 8.14. The Borrower shall not, and shall not permit any other Relevant Party to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section

9.10 and Section 9.11. Neither the Borrower nor any other Relevant Party shall have any Foreign Subsidiaries. Neither the Borrower nor any other Relevant Party shall have any Subsidiaries (other than Unrestricted Subsidiaries) that are not Wholly-Owned Subsidiaries.

Section 9.15 Limitation on Issuance of Equity Interests. The Borrower shall not permit any other Relevant Party to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except for Equity Interests issued to another Loan Party or Equity Interests issued as part of a merger or other transaction permitted by Section 9.10. The Borrower and the other Loan Parties shall comply with Section 8.12, Section 8.14, Section 9.04 and, if applicable, Section 9.10(a) with respect to any such issued Equity Interests.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Relevant Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property, (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary or transfer any of its properties to any Loan Party or (c) the ability of any Loan Party to amend or otherwise modify this Agreement or any other Loan Document; provided that

(i)
the foregoing shall not apply to restrictions and conditions imposed by applicable law or by the Loan Documents;
(ii)
the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder;
(iii)
clause (a) of the foregoing shall not apply to (A) Capital Leases creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Capital Lease or (B) documents evidencing or securing Purchase Money Indebtedness creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Purchase Money Indebtedness;
(iv)
clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof;
(v)
clause (a) of the foregoing shall not apply to any encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or capital stock not otherwise prohibited by this Agreement;

(vi)
clause (a) of the foregoing shall not apply to any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business;
(vii)
clause (a) of the foregoing shall not apply to documents creating Liens which are described in clause (g)(i) or (h) of the definition of the term “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (g)(i) or (h); and
(viii)
clause (a) of the foregoing shall not apply to any restrictions on cash or other deposits imposed by customers, suppliers or other third parties, in each case, in the ordinary course of business.

Section 9.17 Hedging Agreements. The Borrower will not, and will not permit any Loan Party to, enter into any Hedging Agreements with any Person other than Hedging Agreements in respect of commodities or interest rates that are entered into with an Approved Counterparty for the purpose of hedging exposure to interest rates or commodity price risk (including basis risk) and that are not for speculative purposes. In no event shall any Hedging Agreement contain any requirement, agreement or covenant for any Loan Party to maintain or post (other than pursuant to a Security Instrument) collateral or margin to secure their obligations under such Hedging Agreement or to cover market exposures.

Section 9.18 Sale and Leaseback. The Borrower shall not, and shall not permit any other Relevant Party to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred other than any such arrangements that occur in connection with Capital Leases and Synthetic Leases permitted under Section 9.02(b) (and that, for the avoidance of doubt, constitute a use of basket capacity under such Section 9.02(b)).

Section 9.19 Amendments to Organization Documents, Material Contracts or Fiscal Year End; Prepayments of other Indebtedness. The Borrower shall not, and shall not permit any other Relevant Party to:

(a)
supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Documents in any manner that would be materially adverse to the Lenders (it being understood that any amendment, supplement or other modification to any Relevant Party’s Organization Documents (other than, for the avoidance of doubt, the Pinnacle Redemption Agreement as in effect on the Effective Date with respect to the Specified Pinnacle Equity Redemption) that requires any Relevant Party to make or pay cash distributions in respect of, or mandatory redemption in cash of, any Relevant Party’s Equity Interests prior to 91 days after the Maturity Date shall be deemed to be materially adverse to Lenders);
(b)
take any of the following actions if such action could reasonably be expected to be materially adverse to the Lenders: (i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any Material Contract, (ii) assign to any Person

(other than any other Loan Party) any of its rights under any Material Contract or (iii) waive any of its rights of material value under any Material Contract;

(c)
without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), amend, supplement, waive or otherwise modify (or permit to be amended, supplemented, waived or modified) any Specified Material Contract (or provision thereof) in a manner adverse to the Lenders or the Loan Parties, it being agreed that any amendment, supplement, waiver or modification with respect to any Specified Material Contract (or provision thereof) that, together with all prior amendments, supplements, waivers or modifications to all Specified Material Contracts (or provision thereof) entered into after the Effective Date would reasonably be expected to result in cash receipts by the Loan Parties under all Specified Material Contracts during any twelve month period during the remaining life of such Specified Material Contracts being reduced by greater than 5% of the cash receipts that would have been received by the Loan Parties under such Specified Material Contracts for any such twelve month period prior to giving effect to such amendment, supplement waiver or modification will be deemed to be materially adverse to the Lenders; provided that following the consummation of the Specified Pinnacle Equity Redemption, the Loan Parties may modify or remove the minimum volume commitment provision contained in the Gathering and Dedication Agreement, dated as of October 30, 2023, by and between PGT and Comstock Oil & Gas, LLC, and such modification or removal shall not constitute a violation of Section 9.19(b) or this Section 9.19(c) so long as such changes comply with Section 9.13;
(d)
amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any management, reimbursement or similar agreement between any Relevant Party and any Affiliate in a manner (when aggregated with all other amendments, supplements or modifications thereto since the Effective Date) materially adverse to the Lenders or the Loan Parties;
(e)
change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively; or
(f)
make (or give any notice in respect of) any voluntary or optional payment or prepayment on or Redemption or acquisition for value of, or any prepayment or Redemption as a result of any asset disposition, change of control or similar event of, any outstanding Indebtedness that is subordinated in right of payment to the Loans, except as otherwise permitted by this Agreement.

Section 9.20 Hydrocarbon Marketing Activities. The Borrower will not, and will not permit any other Loan Party to, engage in any Marketing Activities other than Permitted Marketing Activities.

Section 9.21 Additional Deposit Accounts, Securities Accounts and Commodity Accounts. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, open, establish or maintain any operating, revenue, collection or other Deposit Accounts (other than Excluded Accounts) with any depositary bank, securities intermediary or commodity intermediary other than those depositary banks, securities intermediaries or commodity intermediaries with whom the Borrower or such Restricted Subsidiary maintains its Deposit Accounts, Securities Accounts or Commodity Accounts on and as of the Effective Date unless (a) the Administrative Agent shall have consented in writing to the opening or establishment of a new Deposit Account, Securities Account or Commodities Account (such consent not being required with respect to any Deposit Account, Securities Account or Commodity Account opened or maintained with the Administrative Agent or any of its Affiliates) and (b) such new Deposit Account, Securities Account or Commodity Account shall be, concurrently with its opening or establishment, subject to the Administrative Agent’s control pursuant to an Account Control Agreement.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an

“Event of Default”:

(a)
The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.
(b)
The Borrower shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any fee or other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document to which such Loan Party is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.
(c)
Any representation or warranty made or deemed made by or on behalf of any Relevant Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document required under any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made or, to the extent any such representation or warranty is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty shall prove to have been incorrect in any respect when made or deemed made.
(d)
Any Relevant Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(i), Section 8.01(j), Section 8.02(a), Section 8.03 (with respect to the existence of any Loan Party), Section 8.07, Section 8.14, Section 8.18, Section 8.20 or Article IX; provided that, for the avoidance of doubt, a breach of Section 9.01(a) is subject to cure pursuant to Section 9.01(b).
(e)
Any Relevant Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice may be given by the Administrative Agent or by the Required Lenders through the Administrative Agent) or (ii) a Responsible Officer of such Relevant Party otherwise becoming aware of such default.

(f)
The termination of, breach of or default under one or more Material Contracts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)
(i) Any Relevant Party shall fail to make any payment of principal of or interest on any Material Indebtedness, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, beyond any applicable period of grace) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Relevant Party to make an offer in respect thereof.
(h)
An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Relevant Party or its debts, or of a substantial part of its Property, under any Federal, state or foreign Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Relevant Party or for a substantial part of its Property, and, in any such case, such proceeding or petition shall continue undismissed for sixty

(60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)
Any Relevant Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h),

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Relevant Party or for a substantial part of its Property,

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any limited liability company or other action for the purpose of effecting any of the foregoing.

(j)
Any Relevant Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
(k)
(i) One or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third party insurance provided by creditworthy insurers as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against, any Relevant Party or multiple Relevant Parties and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed (pursuant to applicable law, rules, court orders, settlement agreements or agreements with the judgment creditor (so long as such agreements would not have a Material Adverse Effect)), vacated, discharged or bonded or any action shall be legally taken by a judgment creditor or judgment creditors to attach or levy upon any Property of any Relevant Party to enforce any such judgment.

(l)
The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, (i) cease to be in full force and effect and valid, binding and enforceable in all material respects in accordance with their terms against any Loan Party that is a party thereto or shall be repudiated in writing by any of them, or (ii) (A) cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results solely from the failure of the Administrative Agent to maintain possession of certificates, promissory notes, instruments or documents delivered to it representing securities and other items pledged under the Loan Documents, or (B) any Relevant Party or any of their Affiliates shall so state in writing.
(m)
An ERISA Event shall have occurred that when together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $15,000,000.
(n)
A Change in Control shall occur. Section 10.02 Remedies. Subject to Section 9.01(b):
(a)
In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Relevant Party; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Loan Parties accrued hereunder and the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.07(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Relevant Party.
(b)
In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)
All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:
(i)
first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)
second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;
(iii)
third, pro rata to payment of accrued interest on the Loans;
(iv)
fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) Secured Obligations referred to in clause (b) of the definition of the term “Secured Obligations” owing to a Secured Hedging Agreement Counterparty, (C) Secured Obligations referred to in clause (c) of the definition of the term “Secured Obligations” owing to a Treasury Management Counterparty and (D) any other Secured Obligations;
(v)
fifth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure; and
(vi)
sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedging Obligations in respect of such Loan Party (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Hedging Obligations as a result of this sentence, the Administrative Agent may make such adjustments as it determines are appropriate to distributions pursuant to clause (iv) above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause (iv) above by the holders of any Excluded Hedging Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause (iv) above).

ARTICLE XI

The Agents

Section 11.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI (other than Section 11.06 and Section 11.09) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party or Subsidiary shall have any rights as a third party beneficiary of any such provisions.

Section 11.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any other Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03 Exculpatory Provisions.

(a)
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)
shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the other Relevant Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.02 and Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.
(c)
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien purported to be created by the Security Instruments or the value or sufficiency of any Collateral, (vi) the validity, sufficiency, enforceability or effectiveness of any Loan Document or other agreement, instrument, document or other Communication executed or transmitted in accordance with Section 12.07 or

(vii)
the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying or acting upon, any notice, request, certificate, consent, Communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely and act upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, including any certification pursuant to Section 11.09 or transmission pursuant to Section 12.07, and shall be fully protected in relying or acting upon such statement or Communication and shall not incur any liability for relying or acting thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a bank as a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor

Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and

(b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 11.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph); provided that the retiring Administrative Agent shall use its commercially reasonable efforts to deliver any assignments, amendments, instruments or any other documents necessary to assign the Administrative Agent’s security interests under the Security Instruments to the successor Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 11.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent, the Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arranger or any of their respective Related Parties to any Lender, any Issuing Bank or any other Secured Party as to any matter, including whether the Administrative Agent, the Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Bank expressly acknowledges, represents and warrants to the Administrative Agent and the Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of any Loan Party or its Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, (d) it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents, (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder and (f) it has all licenses, permits and approvals necessary for use of the reference rates referred to herein that are applicable to the Loans and other extensions of credit required to be made by it hereunder and it will take all actions necessary to comply, preserve, renew and keep in full force and effect any such licenses, permits and approvals. Each Lender and each Issuing Bank also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 11.07. Each party (including in the case of each Lender, on behalf of itself and its Affiliates that are Secured Parties) acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time provide payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation indicating amounts owed hereunder and under the other Loan Documents and agrees that in the event of the conflict between any such documentation and this Agreement, this Agreement shall control. In the event the Administrative Agent notifies any party hereto at any time (including after the receipt of amounts indicated to be due and payable under the Loan Documents pursuant to such payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation) that an amount owed by such party under the Loan Documents was mistakenly excluded from the amount indicated in any payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation, then such party agrees to promptly pay such excluded amount after the Administrative Agent provides such party with documentation that evidences such excluded amount is due and payable hereunder; provided that nothing in this sentence shall be deemed to impair any releases of Liens pursuant to Section 11.09(a)(i) or credit support provided by any Loan Party pursuant to Section 11.09(a)(iii) or any termination of Commitments, in each case, that has occurred, or is contemplated to occur, upon the receipt by the Administrative Agent of the amounts indicated to be due in respect of the Secured Obligations in the applicable payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.08 No Other Duties, etc. The Arranger and any other Agent (other the Administrative Agent) shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than any such other Agents’ duties, responsibilities and liabilities in its capacity as Lender hereunder.

Section 11.09 Authority of Administrative Agent to Release Collateral and Liens.

(a)
Each Lender (and each other Secured Party by accepting the Liens granted pursuant to the Security Instruments) hereby authorizes the Administrative Agent to take the following actions and the Administrative Agent hereby agrees to take such actions at the request of the Borrower:
(i)
to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) after the Payment in Full of the Secured Obligations, (B) that is, or is to be, sold, released or otherwise disposed of as permitted pursuant to the terms of the Loan Documents, (C) if any Mortgaged Property has a Building or Manufactured (Mobile) Home situated on such Mortgaged Property and the Administrative Agent, in its sole discretion, determines that the costs, financial or otherwise, of obtaining or maintaining a Lien on such Building or Manufactured (Mobile) Home or complying with all Governmental Requirements with respect to such Lien outweigh the benefit to the Secured Parties of the security afforded thereby, or (D) if approved, authorized or ratified in writing by the Required Lenders (or, if approval, authorization or ratification by all Lenders is required under the first proviso in Section 12.02(b), then by all Lenders);
(ii)
to subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(c);
(iii)
to release any Subsidiary that is a Guarantor from its obligations under the Guaranty and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and
(iv)
to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents necessary or useful to accomplish or evidence the foregoing.
(b)
Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty and Collateral Agreement, pursuant to this Section 11.09.
(c)
In connection with any request by the Borrower for the Administrative Agent to release or subordinate any Lien on the Collateral, the Administrative Agent may request, and the Borrower shall deliver, a written certificate of a Responsible Officer of Borrower certifying that the applicable transaction is permitted under the Loan Documents (and the Administrative Agent may rely conclusively on any such certificate without further inquiry and shall have no liability to any Secured Party for any inaccuracy or misrepresentation contained therein).

(d)
Notwithstanding anything contained in any of the Loan Documents to the contrary, no Person other than the Administrative Agent has any right to realize upon any of the Collateral individually, to enforce any Liens on Collateral, or to enforce the Guaranty and Collateral Agreement, and all powers, rights and remedies under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Persons secured or otherwise benefitted thereby.
(e)
Notwithstanding anything contained in any of the Loan Documents to the contrary, the Administrative Agent shall have no duty to investigate or confirm the satisfaction of clauses (c) and (d) of the definition of “Payment in Full” and shall be deemed to not have knowledge of the existence of any Secured Hedging Agreement or Treasury Management Agreement, except to the extent the applicable Secured Hedging Agreement Counterparty or Treasury Management Counterparty, as applicable, has provided written notice thereof to the Administrative Agent. The Administrative Agent may rely conclusively on any certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of clauses (c) and (d) of the definition of “Payment in Full”.

Section 11.10 Erroneous Payments.

(a)
Each Lender, the Issuing Bank and each other Secured Party hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or the Issuing Bank or any other Secured Party (or the Affiliate of a Secured Party), either for its own account or on behalf of a Lender, the Issuing Bank or any other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or

(z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.10(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)
Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)
In the case of either clause (a)(i) or clause (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall, promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a)
Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic transmission (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)
if to the Borrower, to it at the following:

Pinnacle Gas Services LLC c/o Comstock Resources, Inc.

5300 Town and Country Boulevard, Suite 500 Frisco, TX 75034

Attention: Roland Burns Email: rob@crkfrisco.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

2501 N Harwood St, Suite 1700

Dallas, TX 75201

Attention: Jack E. Jacobsen, Esq. Email: jjacobsen@omm.com

(ii)
if to the Administrative Agent or the Issuing Bank, to it at the

following:

Wells Fargo Bank, N.A.

1700 Lincoln Street, 12th Floor MAC: C7300-128

Denver, CO 80203

Attn: Jonathan Herrick

Email: jonathan.herrick@wellsfargo.com with a copy to:

Wells Fargo Bank, N.A. 1525 W. WT Harris Blvd. MAC: D1109-019

Charlotte, NC 28262 Attn: Agency Services Fax: (844) 879-5899

Email: agencyservices.requests@wellsfargo.com

with a copy to (which shall not constitute notice): Paul Hastings LLP

2001 Ross Avenue, Suite 2700

Dallas, TX 75201 Attn: Erec Winandy

Email: erecwinandy@paulhastings.com

(iii)
if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire (or, in the case of notices to any such Lender by a Loan Party, to any address (or facsimile number) that such Lender has provided to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices permitted to be delivered through electronic communications to the extent provided in Section 12.01(b) below, shall be effective as provided in Section 12.01(b).

(b)
Electronic Communications.
(i)
Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender or the Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or them; provided that approval of such procedures may be limited to particular notices or communications.

(ii)
Unless the Administrative Agent otherwise prescribes, (A) notices and other communications that are permitted to be delivered via an e-mail address shall be deemed received either upon actual receipt thereof or upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if any such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications that are permitted to be delivered by posting to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefore.
(c)
Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)
Platform.
(i)
Each Loan Party, each Lender and the Issuing Bank agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Bank and the other Lenders by posting the Borrower Materials on the Platform.
(ii)
The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arranger and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Issuing Bank that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender and the Issuing Bank party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

Section 12.02 Waivers; Amendments.

(a)
No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower, or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)
Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except for the waiver of default interest and modification of financial covenants (or defined terms used therein)), or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment (except with respect to mandatory prepayments required pursuant to Sections 3.04(b)(ii)-(iv)) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or Maturity Date without the written consent of each Lender adversely affected thereby, (iv) (A) except as expressly permitted pursuant to the Loan Documents, release any Guarantor or release all or substantially all of the Collateral, (B) subordinate any of the Secured Obligations owed to the Lenders in right of payment to any other Indebtedness or otherwise adversely affect the priority of payment of any of such Secured Obligations or (C) subordinate any of the Liens securing the Secured Obligations owed to the Lenders (except as otherwise set forth in Section 11.09), in each case under this clause (iv) without the written consent of each Lender, (v) amend, modify, or waive any provisions of Section 2.06, Section 3.04(b)(v), Section 4.01(b), Section 4.01(c), or Section 10.02(c) (or amend any other term of the Loan Documents that would have the effect of changing Section 2.06, Section 3.04(b)(v), Section 4.01(b), Section 4.01(c), or Section 10.02(c)) in any manner that would alter the pro rata sharing or order of application of payments required thereby or the pro rata reduction of Commitments required pursuant to Section 2.06(c), in each case, without the written consent of each Lender adversely affected thereby, or (vi) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders”

or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each affected Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (B) the Borrower (or other applicable Loan Party) and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any manifest ambiguity, inconsistency or defect, or to correct any typographical error or other manifest error, in any Loan Document (provided that the Administrative Agent shall provide a copy of any such amendment to the Lenders promptly after the effectiveness thereof), (C) the Administrative Agent and the Borrower (or other applicable Loan Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to add additional Guarantors as contemplated in Section 8.14(a) or to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or Property to become Collateral to secure the Secured Obligations for the benefit of the Secured Parties or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender, (D) the Administrative Agent, the Borrower, and the applicable increasing Lenders and/or Additional Lenders, as the case may be, may enter into any amendment, modification or waiver of this Agreement to the extent necessary to effect an increase of the Commitments in accordance with Section 2.06(d), and (E) the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a)
Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of outside consultants of the Administrative Agent and its Affiliates, taken as a whole (limited, in the case of legal counsel, to one firm of primary legal counsel for the Administrative Agent and one firm of local counsel as reasonably necessary in any relevant jurisdiction ) the reasonable and documented out-of-pocket travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental assessments, audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all documented (in summary form) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such documented (in summary form) out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)
INDEMNIFICATION BY THE BORROWER. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, LIMITED, IN THE CASE OF LEGAL COUNSEL, TO THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ONE FIRM OF LEGAL COUNSEL FOR ALL INDEMNITEES, TAKEN AS A WHOLE (AND, IF NECESSARY, ONE FIRM OF LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION FOR ALL INDEMNITEES, TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST WHERE THE INDEMNITEES AFFECTED BY SUCH CONFLICT INFORM THE BORROWER OF SUCH CONFLICT, ANOTHER FIRM OF COUNSEL FOR SUCH AFFECTED INDEMNITEES)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE DIRECTLY ARISING OUT OF, DIRECTLY IN CONNECTION WITH, OR DIRECTLY AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS

OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE

EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY GUARANTOR AGAINST AN INDEMNITEE FOR A MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, IF THE BORROWER OR SUCH GUARANTOR HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c)
Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Banks under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Banks, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Banks in its capacity as such.
(d)
Payments. All amounts due under this Section 12.03 shall be payable no later than three (3) Business Days after written demand therefor.

Section 12.04 Assignments and Participations.

(a)
Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues a Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and

(ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 12.04(b), (B) by way of participation in accordance with the provisions of Section 12.04(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(d)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)
Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignments shall be subject to the following conditions:

(i)
Minimum Amounts.
(A)
in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (determined after giving effect to such assignments), no minimum amount need be assigned; and
(B)
in any case not described in Section 12.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000, unless the Administrative Agent otherwise consents and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).
(ii)
Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan and the Commitment assigned.
(iii)
Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.04(b)(i)(B) and, in addition:
(A)
the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)
the consent of the Administrative Agent (such consent not to be reasonably withheld or delayed) shall be required for assignments in respect of a Commitment or Revolving Credit Exposure if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)
the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in LC Exposure (whether or not then outstanding).
(iv)
Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)
No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its respective Affiliates or Subsidiaries, or (B) to any

Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)
No Assignment to Natural Persons. No such assignment shall be made to a natural Person or a holding company, investment vehicle, or trust for, or owned and operate for the primary benefit of, a natural Person (each such Person a “Natural Person”).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(d).

(c)
Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon the Administrative Agent’s receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(c). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender. This Section 12.04(c) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(d)
Participations.
(i)
Any Lender may at any time, without the consent of, or notice to the Borrower, the Administrative Agent or the Issuing Bank, sell participations to any Person (other than a Natural Person or the Borrower or its respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(ii)
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 5.04 and Section 12.12. Subject to Section 12.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) and Section 5.03(g) (it being understood that the documentation required under Section 5.03(f) and Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.
(iii)
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant in such Lender’s Loans and the principal amounts (and stated interest) of each such Participant’s interest in such Lender’s Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)
Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03 as though it were a Lender and does in fact so comply therewith.

(f)
Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or require any such pledgee or holder of a security interest to comply with Section 12.04 prior to the enforcement of such pledge or assignment.
(g)
Restrictions if Registration Required. Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Commodity Exchange Act Keepwell Provisions. The Borrower, to the extent that it is a Qualified ECP Guarantor, hereby guarantees the payment and performance of all Secured Obligations of each Loan Party (other than itself) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than itself) in order for such Loan Party to honor its obligations under any Guaranty and Collateral Agreement to which it is a party including obligations with respect to Secured Hedging Agreements (provided, however, that the Borrower, to the extent that it is a Qualified ECP Guarantor, shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred (a) without rendering its obligations under this Section, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount, and (b) without rendering such Loan Party liable for amounts to creditors, other than the Secured Parties, that such Loan Party would not otherwise have made available to such creditors if this Section was not in effect). The obligations of the Borrower, to the extent that it is a Qualified ECP Guarantor, under this Section shall remain in full force and effect until this Agreement is terminated in accordance with its terms. The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.06 Survival; Termination; Revival; Reinstatement.

(a)
All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, Section 12.03 this Section 12.06 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof. Subject to the foregoing sentence, the Borrower may, in its discretion at any time following the Payment in Full of the Secured Obligations, elect in a written notice to the Administrative Agent to terminate this Agreement, whereupon, subject to this Section 12.06, this Agreement and the other Loan Documents shall be terminated and the Loan Parties released from all prospective obligations hereunder and thereunder.

(b)
To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Laws, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.07 Counterparts; Integration; Effectiveness; Electronic Execution.

(a)
Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic transmission (such as .pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.
(b)
Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)
Effectiveness. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(d)
Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, Communication or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Loan Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including one or more copies of any Communication in the form of an imaged Electronic Record, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives (1) any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto and (2) any claim against the Administrative Agent, any Lender or any of their Related Parties for liabilities arising solely from the Administrative Agent’s, any Lender’s or any of their Related Parties’ reliance on or use of Electronic Signatures, including any such liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any such Electronic Signature. Each party hereto acknowledges, represents and warrants to the other parties hereto that it has the corporate or other organizational capacity to execute and deliver this Agreement and any other Communication through electronic means as provided for herein and there are no restrictions or other limitations on doing so in such party’s Organization Documents.

Section 12.08 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Hedging Agreements, and in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 12.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.10 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVERS OF JURY TRIAL AND CERTAIN DAMAGES.

(a)
THIS AGREEMENT AND, EXCEPT AS SET FORTH THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS

OR CHOICE OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b)
ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.
(c)
EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)
EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT THE LOAN PARTIES’

INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL NOT BE LIMITED TO THE EXTENT SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH ANY INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT; (iii) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND

(iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.10.

Section 12.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, counsel, accountants, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to any Loan Party and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party (so long as the Administrative Agent, the Issuing Bank, such Lender or such Affiliate, as applicable, has no knowledge that such source is not lawfully able to disclose such obligation without violating any duty of confidentiality to any Loan Party), (i) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) any actual or prospective credit insurers, and (k) any actual or prospective brokers. For purposes of this Section 12.12, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from any Loan Party after the date hereof, such information is either delivered pursuant to Section 8.01(a), (b), (c), (d), (e), (h), (i) or (k) or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary in this Section 12.12, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing in this Agreement prohibits or restricts any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to any governmental, regulatory or self-regulatory authority without notification to any Person.

Section 12.13 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the Transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows: (a) the aggregate of all consideration that constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest that would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.13.

Section 12.14 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.15 Collateral Matters; Hedging Agreements; Treasury Management Agreements. As and to the extent provided herein and in the other Loan Documents, the benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Secured Obligations shall also extend to and be available to Secured Hedging Agreement Counterparties and Treasury Management Counterparties (on a pro rata basis as between themselves) in respect of any obligations of any Loan Party that arise under any such Secured Hedging Agreements or Treasury Management Agreements. No Lender or Affiliate of a Lender shall have any voting rights, notice rights or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Hedging Agreements or Treasury Management Agreements. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Person secured by such Liens agrees to the terms of this Agreement and the Security Instruments that apply to such Liens and to the application of proceeds of enforcement thereof and (notwithstanding any anti-assignment clause or other restriction that may otherwise exist) consents to each grant by any Loan Party pursuant to the Security Instruments of a security interest in such Loan Party’s agreements and transactions with such Person.

Section 12.16 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person

(including, without limitation, any other Loan Party or any other Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than the Indemnitees.

Section 12.17 USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act, such Anti-Money Laundering Laws or the Beneficial Ownership Regulation.

Section 12.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)
the effects of any Bail-in Action on any such liability, including, if applicable:

(i)
a reduction in full or in part or cancellation of any such liability;
(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)
the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.19 Certain ERISA Matters.

(a)
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)
such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)
or (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)
such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 12.20 Acknowledgement Regarding Any Supported QFCs.

(a)
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto)

(b)
As used in this Section 12.20, the following terms have the following meanings:

BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)
a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)
a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year frrst above written.

BORROWER:

PINNACLE GAS SERVICES LLC

By: /s/ Roland O. Burns

Name: Roland O. Burns

Title: President and Secretary

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:

WELLS FARGO BANK, N.A.

By: /s/ Brandon Kast

Name: Brandon Kast

Title: Managing Director

LENDER:

BANK OF AMERICA, N.A.

By: /s/ Christopher Baethge

Name: Christopher Baethge

Title: Director

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By: /s/ David Lee Garza

Name: David Lee Garza

Title: Director

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: /s/ Thomas Kleiderer

Name: Thomas Kleiderer

Title: Managing Director

LENDER:

MIZUHO BANK, LTD.

By: /s/ Edward Sacks

Name: Edward Sacks

Title: Managing Director

LENDER:

REGIONS BANK

By: /s/ Cody Chance

Name: Cody Chance

Title: Managing Director

LENDER:

TRUISTBANK

By: /s/ Farhan Iqbal

Name: FARHAN IQBAL

Title: Director